Exhibit 2.1

PURCHASE AGREEMENT
THIS PURCHASE AGREEMENT (“Agreement”) is made and entered into as of June 30, 2014, by and among: IPASS INC., a Delaware corporation (“Seller”); TOLT SOLUTIONS, INC., a Delaware corporation (“Purchaser”); and MNS HOLDINGS LLC, a Delaware limited liability company and wholly-owned subsidiary of Seller (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.
RECITALS
Seller owns all of the outstanding membership interests of the Company. Purchaser wishes to purchase such membership interests from Seller on the terms set forth in this Agreement.
To induce Purchaser to enter into this Agreement, each of the Employees listed on Schedule A (each, a “Key Employee”) has accepted an offer of employment with Purchaser (or a nominee thereof) (such employment being contingent upon, and effective as of, the closing of the transactions contemplated by this Agreement) and has executed and delivered agreements required by Purchaser relating to such employment.
Seller, the Non-MNS Subsidiaries and the Subsidiary have entered into that certain assignment and assumption agreement (the “Assignment and Assumption Agreement”), pursuant to which, immediately prior to the Closing, Seller and the Non-MNS Subsidiaries shall assign, transfer and deliver to the Subsidiary, and the Subsidiary shall accept and assume from Seller and the Non-MNS Subsidiaries, all of Seller’s and the Non-MNS Subsidiaries’ right, title and interest in and to certain assets held by Seller and the Non-MNS Subsidiaries that relate to the Business (collectively, the “Assigned MNS Assets”), all upon the terms and subject to the conditions set forth in the Assignment and Assumption Agreement.
AGREEMENT
The parties to this Agreement, intending to be legally bound, agree as follows:
Section 1.    SALE AND PURCHASE OF MEMBERSHIP INTERESTS; RELATED TRANSACTIONS
1.1    Purchase of Membership Interests. At the Closing, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, all of the outstanding membership interests in the Company (the “Membership Interests”) in accordance with this Agreement.
1.2    Purchase Price. The purchase price payable by Purchaser for the Membership Interests shall be $28,200,000 plus (a) the amount by which the Closing Net Working Capital exceeds the Target Net Working Capital (or minus the amount by which the Target Net Working Capital exceeds the Closing Net Working Capital), minus (b) the amount of any Closing Company Indebtedness, minus (c) the amount of any Change of Control Payments, minus (d) the amount of any Company Transaction Expenses (the resulting amount, the “Purchase Price”).
1.3    Payment of Estimated Purchase Price and Other Amounts. On the date of this Agreement, Purchaser shall pay, or cause to be paid, the following amounts by wire transfer of immediately available funds:
(a)    the sum of $1,400,000 (the “Escrow Amount”) to the Escrow Agent in accordance with the terms of the Escrow Agreement;
(b)    to each holder of Indebtedness of the Company identified in Part 2.18 of the Disclosure Schedule an amount in cash set forth opposite such Person’s name in the Estimated Closing Statement to the account or accounts designated by such Person therein;

Exhibit 2.1

(c)    to each Person owed a Change of Control Payment on the Closing Date, an amount in cash set forth opposite such Person’s name in the Estimated Closing Date Statement to the account or accounts designated by such Person therein;
(d)    to each Person owed Company Transaction Expenses, an amount in cash set forth opposite such Person’s name in the Estimated Closing Date Statement to the account or accounts designated by such Person therein; and
(a)    the Estimated Purchase Price minus the Escrow Amount to Seller to an account or accounts designated by Seller in the Estimated Closing Date Statement.
1.4    Transfer Taxes; Escrow Fees; Treatment of Escrow Amount. Any transfer Taxes (including sales Taxes), stamp duties, filing fees, registration fees, recordation expenses, escrow fees (except as provided in this Section 1.4 with respect to the Escrow Fund) or other similar taxes, fees, charges or expenses incurred by Seller, the Company or any other party in connection with the transfer of the Membership Interests to Purchaser or in connection with any of the other transactions contemplated by this Agreement shall be borne and paid equally by the Purchaser and Seller. Purchaser and Seller agree to cooperate in the filing of any returns with respect to such taxes, fees, charges or expenses, including promptly supplying any information reasonably necessary to complete such returns. Any escrow fees payable under the Escrow Agreement shall be borne and paid exclusively by Purchaser.
1.5    Closing.
(a)    The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place concurrently with the execution and delivery of this Agreement. The Closing shall be held at the offices of Cooley LLP, 3175 Hanover Street, Palo Alto, California or at such other place as the parties to this Agreement may mutually agree.
(b)    At the Closing:
(i)    Purchaser and Seller shall enter into the Escrow Agreement with the Escrow Agent;
(i)    Purchaser and Seller shall enter into a Transition Services Agreement (the “Transition Services Agreement”);
(ii)    Purchaser shall receive a properly executed certificate of non-foreign status of Seller in accordance with Treasury Regulations Section 1.1445-2(b)(2);
(iii)    Seller shall assign its interest in the Assigned MNS Assets pursuant to the terms and conditions of the Assignment and Assumption Agreement to the Subsidiary and shall have received the prior written consents of all Persons necessary to duly consummate such assignment;
(iv)    Purchaser shall receive payoff letters, in form and substance reasonably satisfactory to Purchaser, evidencing the discharge or payment in full of the Indebtedness of the Company and the Subsidiary identified in Part 2.18 of the Disclosure Schedule, in each case duly executed by each holder of such Indebtedness, with an agreement to provide termination statements on Form UCC-3, or other appropriate releases following any payoff thereof, which when filed will release and satisfy any and all Liens relating to such Indebtedness, together with proper authority to file such termination statements or other releases at and following the Closing;
(v)    Purchaser shall receive copies of the Post-Closing Employee Bonus Acknowledgement from each Key Employee and each Continuing Employee who may be entitled to receive, if earned, any payment set forth in such Post-Closing Employee Bonus Acknowledgement in each case in substantially the form of Exhibit C attached hereto;

Exhibit 2.1

(vi)    Purchaser shall receive copies of the consent of the landlord under the Irvine Lease to the assignment of the Irvine Lease in connection with the transactions contemplated by this Agreement and such consent shall be duly executed and in full force and effect;
(vii)    Purchaser shall receive evidence, in form and substance reasonably satisfactory to Purchaser, of the termination, without any continuing obligation or liability of the Company, the Subsidiary, Purchaser or any of its Affiliates, of the Inter-Company Services Agreement, dated January 4, 2011, by and between Seller and the Subsidiary;
(viii)    Purchaser shall receive evidence, in form and substance reasonably satisfactory to Purchaser, of the settlement in full of the net intercompany accounts receivable balance in the amount of $296,000 that was owing from the Subsidiary to Seller as of May 31, 2014; and
(ix)    (A) Purchaser shall receive evidence, in form and substance reasonably satisfactory to Purchaser, that Seller has terminated the employment of each Key Employee and each Continuing Employee effective as of the Closing and (B) except for payment of any amounts set forth in such Key Employee’s or Continuing Employee’s Post-Closing Employee Bonus Acknowledgement, Seller has paid all amounts due to each Key Employee and each Continuing Employee for wages, salary, bonuses, commissions, incentive payments and other compensation (including, without limitation, any vacation and sick pay) or any other benefit, perquisite, cost, expense, liability or obligation attributable to services provided prior to the Closing (except with respect to reimbursements for expenses that have been incurred but for which reimbursement requests have not been submitted to Seller prior to June 24, 2014) have been paid and satisfied in full.
1.6    Purchase Price Adjustments.
(a)    Estimated Closing Adjustment. Prior to the date of this Agreement, Seller has delivered to Purchaser a statement (the “Estimated Closing Date Statement”), reasonably acceptable to Purchaser, setting forth a good faith estimate, together with reasonably detailed supporting documentation, of Closing Net Working Capital and the components thereof, Closing Company Indebtedness, Change of Control Payments, Company Transaction Expenses, and the resulting calculation of the Purchase Price (the resulting amount, the “Estimated Purchase Price”). The Estimated Closing Date Statement and the calculations thereunder were prepared and calculated in good faith, and the Estimated Closing Date Statement is attached hereto as Exhibit B.
(b)    Closing Date Statement. Within sixty (60) days after the date of the Closing, Seller shall deliver, or cause its accountants to deliver, to Purchaser a statement (the “Closing Date Statement”) setting forth Seller’s calculation, together with reasonably detailed supporting documentation, of Closing Net Working Capital, Closing Company Indebtedness, Change of Control Payments, Company Transaction Expenses, and the resulting calculation of the Purchase Price. The Closing Date Statement and the calculations thereunder shall be prepared and calculated in good faith.
(c)    Disputes.
(i)    If Purchaser objects to Seller’s calculation of Closing Net Working Capital, Closing Company Indebtedness, Change of Control Payments, Company Transaction Expenses, or the resulting calculation of the Purchase Price set forth in the Closing Date Statement or requires further information in order to perform such calculations or to determine the amount of Closing Net Working Capital, Closing Company Indebtedness, Change of Control Payments or Company Transaction Expenses, then, within sixty (60) days after the delivery to Purchaser of the Closing Date Statement (the “Initial Response Period”), Purchaser shall deliver to Seller a written notice (an “Objection Notice”): (A) describing in reasonable detail Purchaser’s objections to Seller’s calculation of the amounts set forth in such Closing Date Statement and containing a statement setting forth the calculation of the Purchase Price determined by Purchaser to be correct; or (B) requesting additional information from Seller that Purchaser requires in order to perform such calculations or determine such amounts (which information, to the extent reasonably necessary in order to perform such calculations or determine such amounts, shall be provided by Seller within fifteen (15) days after Seller’s receipt of such request). If Purchaser does not deliver an Objection Notice to Seller during the Initial

Exhibit 2.1

Response Period, then Seller’s calculation of the amounts set forth in the Closing Date Statement shall be binding and conclusive on the parties hereto. If Purchaser delivers an Objection Notice to Seller accompanied by a request for additional information from Seller as described above during the Initial Response Period, then Purchaser shall have an additional fifteen (15) days after receiving the requested information from Seller (the “Final Response Period”) to deliver to Seller a written notice (a “Final Objection Notice”) describing in reasonable detail Purchaser’s objections to Seller’s calculations of the amounts set forth in such Closing Date Statement accompanied by a statement setting forth the calculation of the Purchase Price determined by Purchaser to be correct. If Purchaser does not deliver a Final Objection Notice to Seller during the Final Response Period, then Seller’s calculation of the amounts set forth in the Closing Date Statement shall be binding and conclusive on the parties hereto.
(ii)    If Purchaser delivers an Objection Notice or Final Objection Notice, as the case may be, and if Seller and Purchaser are unable to agree upon the calculation of the amounts set forth in the Closing Date Statement within ten (10) business days after such Objection Notice or Final Objection Notice, as the case may be, is delivered to Seller, the dispute shall be finally settled by the Accounting Firm. Within ten (10) days after the Accounting Firm is appointed, Seller shall forward a copy of the Closing Date Statement to the Accounting Firm, and Purchaser shall forward a copy of the Objection Notice or Final Objection Notice, as the case may be, together with, in each case, all relevant supporting documentation. The Accounting Firm’s role shall be limited to resolving such objections and determining the correct calculations to be used on only the disputed portions of the Closing Date Statement, and the Accounting Firm shall not make any other determination, including any determination as to whether any other items on the Closing Date Statement are correct or whether the Target Working Capital is correct. The Accounting Firm shall not assign a value to any item greater than the greatest value for such item claimed by Seller or Purchaser or less than the smallest value for such item claimed by Seller or Purchaser and shall be limited to the selection of either Seller’s or Purchaser’s position on a disputed item (or a position in between the positions of Seller and Purchaser) based solely on presentations and supporting material provided by the parties and not pursuant to any independent review. In resolving such objections, the Accounting Firm shall apply the provisions of this Agreement concerning determination of the amounts set forth in the Closing Date Statement. The Accounting Firm shall deliver to Seller and Purchaser a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Firm by Seller and Purchaser) of the disputed items submitted to the Accounting Firm within thirty (30) calendar days of receipt of such disputed items. The determination by the Accounting Firm of the disputed amounts and the Purchase Price shall be conclusive and binding on the parties hereto, absent manifest error. The losing party (as defined below) in any such proceeding shall pay all costs and fees (including reasonable attorneys’ fees and expenses of the prevailing party) related to such determination by the Accounting Firm, including without limitation, the costs relating to any negotiations with the Accounting Firm with respect to the terms and conditions of such Accounting Firm’s engagement and the costs for the Accounting Firm’s services. For purposes of this Section 1.6(c), as between Seller and Purchaser, the “losing party” in any such determination shall mean the party whose calculation of the Purchase Price (as set forth in the Closing Date Statement, in the case of Seller, or in an Objection Notice or a Final Objection Notice, in the case of Purchaser), is farthest from the calculation of the Purchase Price as determined by the Accounting Firm. The parties agree that the procedure set forth in this Section 1.6(c) for resolving disputes with respect to Closing Net Working Capital, Closing Company Indebtedness, Change of Control Payments, Company Transaction Expenses, and the resulting calculation of the Purchase Price shall be the sole and exclusive remedy for resolving such disputes; provided, however, that the parties agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.
(d)    Payment of Purchase Price Adjustment.
(i)    If the Purchase Price, as finally determined in accordance with this Section 1.6 (the “Final Purchase Price”), exceeds the Estimated Purchase Price, then Purchaser shall pay to Seller an amount equal to such excess.
(ii)    If the Estimated Purchase Price exceeds the Final Purchase Price, then Seller shall pay to Purchaser an amount equal to such excess.

Exhibit 2.1

(e)    Timing of Payments. Any payment required to be made pursuant to Section 1.6(d) shall be made within ten (10) business days of the determination of the Final Purchase Price pursuant to the provisions of this Section 1.6 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least two (2) business days prior to such payment date.
Section 2.    REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY
Subject to the limitations set forth in Section 6 and elsewhere in this Agreement, Seller and the Company represent and warrant to Purchaser that, except as disclosed in the Disclosure Schedule:
2.1    Due Organization; Organizational Documents; Subsidiary. Each of the Company and the Subsidiary is a limited liability company, and Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to conduct its business in the manner in which its business is currently being conducted. Each of the Company and the Subsidiary is qualified to do business as a foreign corporation under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified would not have a Company Material Adverse Effect. Seller has made available to Purchaser or Purchaser’s legal advisor true, correct and complete copies of the certificate of formation and operating agreement of the Company and the Subsidiary, in each case including all amendments thereto.
2.2    Capitalization, Etc.
(b)    The authorized capital stock of the Company consists of one membership unit, of which one membership unit is outstanding. All of the outstanding membership units of the Company have been duly authorized and validly issued, and are fully paid and nonassessable. The authorized capital stock of the Subsidiary consists of one membership unit, of which one membership unit is outstanding. All of the outstanding membership units of the Subsidiary have been duly authorized and validly issued, and are fully paid and nonassessable.
(c)    There is no: (i) outstanding option, warrant or right to acquire from the Company any shares of the capital stock, membership units or other equity securities of the Company; or (ii) outstanding security of the Company that is convertible into any shares of the capital stock, membership units or other equity securities of the Company. The Company has no obligation, contingent or otherwise, to repurchase, redeem or otherwise acquire, any of its shares of capital stock, membership units or other equity securities.
(d)    Neither the Company (except for the Subsidiary) nor the Subsidiary owns or holds of record any capital stock (or other similar voting or ownership interests) of any corporation or other entity or Person, holds any interest, directly or indirectly, in any Person, or has any obligation or requirement, directly or indirectly, to provide any capital contribution to, or invest in, any Person. All of the issued and outstanding shares of capital stock and other securities or capital contribution of the Subsidiary is owned, of record and beneficially, by the Company. There is no: (i) outstanding option, warrant or right to acquire from the Subsidiary any shares of the capital stock or other equity securities of the Subsidiary; or (ii) outstanding security of the Subsidiary that is convertible into any shares of the capital stock or other equity securities of the Subsidiary. The Subsidiary has no obligation, contingent or otherwise, to repurchase, redeem or otherwise acquire, any of its shares of capital stock, membership units or other equity securities.
2.3    Financial Statements; No Undisclosed Liabilities; Accounts Receivable; Accounts Payable; Inventory.
(a)    The Company and the Subsidiary constitute a separate reportable segment of the Seller, in accordance with GAAP. The financial statements referenced below, including the balance sheets and statements of operations, were prepared on a basis consistent with GAAP and reconcile to the segment reporting in the Seller’s Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) for the quarter ended March 31, 2014 and in the Seller’s Form 10-K filed with the SEC for the year ended December 31, 2013. The segment financial statements are not GAAP financial statements as they (i) do not include the elimination of intercompany balances or transactions, (ii) include headcount related expenses of the segment that are paid by and the obligation of the Seller, and (iii) do not

Exhibit 2.1

contain footnotes. Seller has made available to Purchaser or Purchaser’s legal advisor the unaudited consolidated balance sheet of the Company and the Subsidiary as of May 31, 2014 (the “Balance Sheet”) and the related unaudited statements of operations for the five (5) months then ended, and the unaudited consolidated balance sheet of the Company and the Subsidiary as of December 31, 2013 and December 31, 2012 and the related unaudited statements of operations for the years then ended (the “Company Financial Statements”). A true and correct copy of the Balance Sheet is set forth in Part 2.3(a) of the Disclosure Schedule. The Company Financial Statements have been prepared in accordance with GAAP and fairly present, in all material respects, the financial condition of the Company and the Subsidiary as of the dates indicated therein and the results of operations of the Company and the Subsidiary for the period indicated therein, except that the Balance Sheet is subject to normal period-end recurring audit adjustments and that the Company Financial Statements do not contain footnotes.
(b)    Except as and to the extent adequately accrued or reserved against in the Balance Sheet, neither the Company nor the Subsidiary has any material liability or obligation of any nature, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet, that are not, individually or in the aggregate, material to the Company and the Subsidiary.
(c)    All of the accounts receivables shown on the Company Financial Statements and those accounts receivable of the Company and the Subsidiary that have arisen since the date of the Balance Sheet represent valid obligations of customers of the Company and the Subsidiary arising in the ordinary course of business of the Company and the Subsidiary in connection with bona fide transactions, have been or will be billed and are due within forty-five (45) days after such billing, and are subject to no setoffs or counterclaims. Part 2.3(c) of the Disclosure Schedule sets forth a breakdown and aging of all accounts receivable of the Company and the Subsidiary as of the close of business on June 25, 2014. Except as set forth in Part 2.3(c) of the Disclosure Schedule, since January 1, 2012, there have not been any write-offs as uncollectible of accounts receivable, except for write-offs in the ordinary course of business and not in excess of $25,000 in the aggregate.
(d)    All accounts payable of the Company and the Subsidiary shown on the Company Financial Statements and those accounts payable of the Company and the Subsidiary that have arisen since the date of the Balance Sheet arose in the ordinary course of business, and no such account payable is more than 15 days delinquent in its payment. Since the date of the Balance Sheet, the Company and the Subsidiary have paid their accounts payable in the ordinary course of business, except for those accounts payable the Company or any Subsidiary is contesting in good faith as set forth in Part 2.3(d) of the Disclosure Schedule.
(e)    All of the inventories of the Company and the Subsidiary reflected on the Company Financial Statements and those inventories of the Company and its Subsidiaries that have arisen since the date of the Balance Sheet consist of a quality and quantity usable and saleable in the ordinary course of business, except for excess or items of below-standard quality that are reserved for in accordance with GAAP consistently applied.
2.4    Absence of Changes. Since the date of the Balance Sheet: (a) no event has occurred that has had a Company Material Adverse Effect; (b) the Company has not declared or paid any dividend in respect of any shares of its capital stock; (c) neither the Company nor the Subsidiary has incurred, outside the ordinary course of business, any material liability of the type required to be reflected in the liabilities column of a balance sheet prepared in accordance with GAAP, except for liabilities incurred in connection with this Agreement and the transactions contemplated by this Agreement and Company Transaction Expenses; (d) neither the Company nor the Subsidiary has acquired or sold or leased or licensed or otherwise encumbered any material assets, except in the ordinary course of business; (e) there has been no material increase in or material modification of the compensation or benefits payable by Seller to any of the Employees; (f) neither the Company nor the Subsidiary has entered into any material transaction outside the ordinary course of business; (g) neither the Company nor the Subsidiary has materially changed any of their practices or policies with respect to the billing or collection of account receivables or payment of accounts payable or similar obligations; and (h) the Company and the Subsidiary have conducted their respective business only in the ordinary course of business consistent with past practice.
2.5    Tangible Personal Property and Assets; Sufficiency of Assets. Part 2.5 of the Disclosure Schedule identifies, as of the close of business on May 31, 2014, all equipment, materials, tools, supplies, vehicles,

Exhibit 2.1

furniture, fixtures, improvements and other tangible assets and personal property of the Company and the Subsidiary with an individual gross book value of greater than $1,000, and sets forth the location, original cost and book value of each such asset. Each of the Company and the Subsidiary has good title to all of the tangible personal property and assets listed on Part 2.5 of the Disclosure Schedule and all other items of tangible personal property and assets reflected on the Balance Sheet as owned by them, except for personal property and assets disposed of since the date of the Balance Sheet in the ordinary course of business, and all tangible personal property and assets owned by the Company and the Subsidiary are owned free and clear of all Liens, except for: (a) immaterial Liens arising in the ordinary course of business which do not materially detract from the value, or materially interfere with the present use, of the tangible personal property and assets considered as a whole; and (b) Liens for taxes not yet due and payable. The tangible personal property and assets of the Company and the Subsidiary are in good repair and working order, subject to normal wear and maintenance. Together with the services to be expressly provided under the Transition Services Agreement, the personal property and assets owned or leased by the Company and the Subsidiary and the agreements to which the Company and the Subsidiary are party constitute all of the personal property, assets and agreements necessary for the Company and the Subsidiary to carry on its business as currently conducted.
2.6    Real Property. Other than that certain Lease, dated as of December 7, 2006 as amended as of March 30, 2012 (the “Irvine Lease”), between Seller and The Irvine Company LLC, pursuant to which Seller has leased the premises at 125 Technology Drive, Suite 100, Irvine, CA, 92618 for the benefit of the Company and the Subsidiary, neither the Company nor the Subsidiary has owned or leased any real property since their respective formation on January 3, 2011, and Seller has not owned or leased any real property for the benefit of the Company or the Subsidiary since their respective formation on January 3, 2011. The Company and the Subsidiary are utilizing such premises in connection with their business. None of Seller, the Company or the Subsidiary nor, to the knowledge of Seller, any other party thereto is in material breach or in default of the terms of the Irvine Lease, and no event has occurred, is pending or, to the knowledge of Seller, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach, violation or default by Seller, the Company or the Subsidiary or, to the knowledge of Seller, any other party thereto under the Irvine Lease. To the knowledge of Seller, there is no Lien, covenant or other restriction applicable to the premises leased under the Irvine Lease which would reasonably be expected to impair the current use or occupancy by the Company or the Subsidiary of the premises subject thereto. There is no condemnation, eminent domain or taking proceeding pending or, to the knowledge of Seller, threatened that affects the premises leased under the Irvine Lease.
2.7    Intellectual Property.
(a)    None of Seller (solely with respect to the Business and the Assigned MNS Assets), the Company or the Subsidiary owns any Intellectual Property Rights that are registered, filed or issued under the authority of, with or by any governmental entity, including any patents, registered copyrights, registered trademarks and all applications for any of the foregoing.
(b)    Part 2.7(b) of the Disclosure Schedule identifies all of the Company IP Rights, whether such Company IP Rights are also Licensed IP Rights and, for Company IP Rights that are Licensed IP Rights, the name of the Person licensing the Licensed IP Rights. The Company IP Rights that are not Licensed IP Rights are owned or exclusively licensed solely by either the Company or the Subsidiary. To the knowledge of the Seller, no third party is challenging, is threatening to challenge, or has challenged, by means of a written communication received by the Company or the Subsidiary, the validity of or the right, title or interest of the Company or the Subsidiary in or to the Company IP Rights. Except as otherwise provided in Part 2.7(b) of the Disclosure Schedule, none of the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement will result in any limitation on the Company’s or the Subsidiary’s right, title or interest in or to any Company IP Rights.
(c)    Part 2.7(c) of the Disclosure Schedule identifies all contracts to which the Company or the Subsidiary is a party that restrict or grants rights related to the use, transfer, delivery or licensing of the Company IP Rights.

Exhibit 2.1

(d)    The Company and the Subsidiary own or have a valid right to use and access all Company IT Systems. Except as set forth on Part 2.7(d) of the Disclosure Schedule, the consummation of the transactions contemplated in this Agreement will not impair or interrupt the Company and the Subsidiary from accessing or using any Company IT Systems, and the Company and the Subsidiary have taken all reasonable measures to secure the Company IT Systems from unauthorized access or use by any Person and to ensure that the Company IT Systems operate without material errors and in accordance with generally recognized and customary industry standards for availability and downtime (scheduled and unscheduled).
(e)    To the knowledge of the Seller, the Company and the Subsidiary have not infringed or misappropriated the Intellectual Property Rights of any third party existing at or prior to the Closing. To the knowledge of Seller, no Company IP Rights are being materially infringed or misappropriated by any third party. The Company IP Rights include all of the Intellectual Property Rights necessary to, useful or used in the conduct of the business of the Company and the Subsidiary as conducted as of the date of the Agreement, other than those Intellectual Property Rights to be provided or licensed in the Transition Services Agreement. All contracts to which the Company or the Subsidiary is a party and pursuant to which the Company or the Subsidiary obtains a license to any Intellectual Property Rights (“Inbound License Agreements”) are valid, binding, in full force and effect and will remain valid, binding and in full force and effect on terms identical those currently in effect after the Closing. To the knowledge of Seller, with respect to each Inbound License Agreement where one or more parties to such Inbound License Agreement did not execute such Inbound License Agreement via a signature from a duly authorized representative of such party, such as by example only and without limitation, any Inbound License Agreement that is an unsigned, quote-type document (any such Inbound License Agreement, a “Non-Signed Inbound License Agreement”), each such Non-Signed Inbound License Agreement is valid, binding, in full force and effect. Part 2.7(e) of the Disclosure Schedule identifies all Inbound License Agreements that are also Non-Signed Inbound License Agreements. None of the Company or the Subsidiary or, to the knowledge of the Seller, any other Person is in material breach of any Inbound License Agreement. None of Seller, the Company or the Subsidiary has received any notice of termination, cancellation or material breach of any Inbound License Agreements, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default by the Company or the Subsidiary or, to the knowledge of Seller, any other party thereto of any Inbound License Agreement.
(f)    Seller has required all professional and technical Employees to execute contracts under which such Employees were required to convey to Seller or its Affiliates ownership of all inventions and developments conceived or created by them in the course of their employment with Seller. To the knowledge of Seller, as of the date of this Agreement, none of the activities of the professional and technical Employees is violating any contract between any such Employees and their former employers.
(g)    To the knowledge of Seller, as of the date of this Agreement, no Employee has misappropriated the trade secrets of any other Person in the course of the employment of such Employee by Seller.
(h)    Each of Seller, the Company and the Subsidiary is in compliance in all material respects with all applicable laws and any privacy policies relating to (i) data protection and privacy of users of their products and services and all Internet websites owned, maintained or operated by Seller (solely with respect to the Business and the Assigned MNS Assets), the Company and the Subsidiary and (ii) the collection, use, storage and transfer of any personally identifiable information or personal data collected by or in possession of Seller (solely with respect to the Business and the Assigned MNS Assets), the Company or the Subsidiary. None of Seller (solely with respect to the Business and the Assigned MNS Assets), the Company or the Subsidiary have transferred any personal information or data of any Person to any third party.
2.8    Contracts.
(a)    Part 2.8(a) of the Disclosure Schedule identifies each Significant Contract (as defined below). For purposes of this Agreement, “Significant Contract” shall mean a legally binding, executory contract to which either Seller (solely with respect to the Business or the Assigned MNS Assets), the Company or the Subsidiary is a party or by which Seller (solely with respect to the Business or the Assigned MNS Assets), the Company, the Subsidiary or any of their properties or assets is bound: (i) under which future expenditures required to be made by

Exhibit 2.1

Seller, the Company or the Subsidiary between the date of this Agreement and the first anniversary of such date may exceed $50,000; (ii) pursuant to which Seller, the Company or the Subsidiary has licensed to or from any third party any material intellectual property, other than pursuant to any nonexclusive license that is available to the public generally; (iii) creating any partnership or joint venture between Seller, the Company or the Subsidiary and any third party or providing for any sharing of costs, liabilities, revenues, profits or losses by the Company or the Subsidiary with any third party; (iv) containing covenants materially limiting the development, manufacture or distribution of Seller’s, the Company’s or the Subsidiary’s products or services or prohibiting Seller, the Company or the Subsidiary from freely engaging in business or competing anywhere in the world; (v) constituting a sales representative, distribution or consignment contract; (vi) under which future expenditures required to be made by any customer of Seller, the Company or the Subsidiary between the date of this Agreement and the first anniversary of such date may exceed $50,000; (vii) relating to or evidencing Indebtedness of Seller, the Company or the Subsidiary, including mortgages, other grants of security interests, guarantees or notes; (viii) pursuant to which Seller, the Company or the Subsidiary has contracted with any governmental entity; (ix) that provides for indemnification to or from any third person with respect to liabilities relating to any current or former business of Seller, the Company or the Subsidiary, except those indemnification obligations made in the ordinary course of business pursuant to contracts with customers, vendors, suppliers or other service providers of Seller, the Company and the Subsidiary, (x) with a “most favored nation” provision or other provision that requires Seller, the Company or the Subsidiary to provide its most competitive pricing terms or that provides for discounted or special pricing terms or that obligates Seller, the Company or the Subsidiary to purchase a minimum quantity of goods or services or to purchase goods or services exclusively from a certain party; (xi) containing non-solicitation provisions restricting Seller’s, the Company’s or the Subsidiary’s ability to hire or retain any employees, customers, vendors, suppliers or other service providers; (xii) relating to any completed acquisition (by merger, purchase of stock or assets or otherwise) by Seller, the Company or the Subsidiary within the last three (3) years; (xiii) that is with any labor union or other employee representative of a group of employees or that is a collective bargaining agreement; (xiv) that (A) is with any Employee or with an independent contractor or consultant to Seller, the Company or the Subsidiary or (B) provides for severance or a Change of Control Payment; (xv) under which Seller, the Company or the Subsidiary is (A) the lessee of, or holds or operates any property, real or personal, owned by any other Person or (B) is the lessor of, or permits any third party to hold or operate any property, real or personal, owned or controlled by it; (xvi) relating to the purchase or sale of materials, supplies, goods, services or equipment pursuant to which Seller, the Company or the Subsidiary paid to any Person, or any Person paid to Seller, the Company or the Subsidiary, an aggregate amount in excess of $50,000 during the fiscal year ended December 31, 2013; and (xvi) that commits Seller, the Company or the Subsidiary to enter into any of the foregoing. Seller has made available to Purchaser or Purchaser’s legal advisor true, complete and correct copies of each Significant Contract, as amended, identified or required to be identified in Part 2.8(a) of the Disclosure Schedule.
(b)    Each Significant Contract identified in Part 2.8(a) of the Disclosure Schedule is valid and in full force and effect and is the legal, valid and binding obligation of Seller, the Company or the Subsidiary and, to the knowledge of Seller, the other parties thereto, enforceable against each of them in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. None of Seller, the Company or the Subsidiary or, to the knowledge of Seller, any other party is in material breach or in material default under any such Significant Contract, nor has Seller, the Company or the Subsidiary received any written claim of any such breach or default, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default by Seller, the Company or the Subsidiary or, to the knowledge of Seller, any other party thereunder. None of Seller, the Company or the Subsidiary has received any written or, to the knowledge of Seller, other notice from any counterparty to any Significant Contract of any intention by the counterparty thereto to terminate (other than Significant Contracts that are expiring pursuant to their terms) or not renew any Significant Contract, or has received any written notice that any counterparty to any Significant Contract is seeking the renegotiation thereof in any material respect or to substitute performance thereunder in any material respect.
2.9    Customers and Suppliers.
(a)    Neither Seller nor the Company nor the Subsidiary has received any written notice and the Seller has no knowledge that any customer of Seller (solely with respect to the Business or the Assigned MNS Assets), the Company or the Subsidiary: (i) has ceased or substantially reduced, or will cease or substantially reduce,

Exhibit 2.1

use of products or services of Seller, the Company and the Subsidiary; (ii) has sought in writing, or is seeking in writing, to reduce the price it will pay for the services of Seller, the Company and the Subsidiary; or (iii) with respect to the customers whose agreement with Seller, the Company or the Subsidiary will expire within the next six (6) months in accordance with their terms (absent renewal thereof), that such customer either (A) plans not to renew its agreement with Seller, the Company and/or the Subsidiary or (B) will not renew its agreement with Seller, the Company and/or the Subsidiary upon terms substantially the same as those currently in effect. To the Seller’s knowledge, none of the customers of Seller (solely with respect to the Business or the Assigned MNS Assets), the Company or the Subsidiary has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement. Part 2.9(a) of the Disclosure Schedule identifies the revenues received from each of the top ten (10) customers of Seller (solely with respect to the Business or the Assigned MNS Assets), the Company and the Subsidiary (based on revenues) for each of the five (5) months ended May 31, 2014 and the fiscal year ended December 31, 2013.
(b)    Neither Seller nor the Company nor the Subsidiary has received any written notice and the Seller has no knowledge that there has been any material adverse change in the price of any supplies or services provided to Seller (solely with respect to the Business or the Assigned MNS Assets), the Company or the Subsidiary by any supplier, or that any such supplier will not sell supplies or services to Seller, the Company, the Subsidiary or Purchaser after the date of this Agreement on terms and conditions substantially the same as those used in its current sales to Seller, the Company and the Subsidiary, other than general and customary price increases. With respect to those suppliers whose agreements with Seller (solely with respect to the Business or the Assigned MNS Assets), the Company or the Subsidiary will expire within the next six (6) months in accordance with their terms (absent renewal thereof), neither Seller, the Company nor the Subsidiary has received any written notice and the Seller has no knowledge that any such supplier either (i) plans not to renew its agreement with Seller, the Company and/or the Subsidiary or (ii) will not renew its agreement with Seller, the Company and/or the Subsidiary upon terms substantially the same as those currently in effect. To the Seller’s knowledge, none of the suppliers to Seller (solely with respect to the Business or the Assigned MNS Assets), the Company or the Subsidiary has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement. Part 2.9(b) of the Disclosure Schedule sets forth a complete and correct list of the ten (10) suppliers that accounted for the largest dollar volume of purchases by Seller (solely with respect to the Business or the Assigned MNS Assets), the Company and the Subsidiary during each of the five (5) months ended May 31, 2014 and the fiscal year ended December 31, 2013.
2.10    Compliance with Laws. Each of Seller, the Company and the Subsidiary is and has been in compliance with all applicable laws and governmental regulations with which compliance is necessary for the operation of the business of Seller (solely with respect to the Business or the Assigned MNS Assets), the Company and the Subsidiary as currently conducted, except where the failure to be in compliance would not be material to Seller, the Company or the Subsidiary. To the Seller’s knowledge, none of Seller, the Company or the Subsidiary has received any notice, order, complaint or other communication from any governmental authority or any other third party that Seller, the Company or the Subsidiary is not in compliance in any material respect with any law or governmental regulation applicable to them (in the case of Seller, solely with respect to any law or governmental regulation applicable to the Business or the Assigned MNS Assets).
2.11    Permits. Each of Seller, the Company and the Subsidiary holds all material permits, approvals, licenses and registrations from foreign and U.S. federal, state and local governmental authorities that are necessary for the conduct of its business as currently conducted (in the case of Seller, solely with respect to the Business and the Assigned MNS Assets). All such permits, approvals, licenses and registrations are valid and in full force and effect.
2.12    Employee and Labor Matters; Benefit Plans.
(a)    Except as set forth on Part 2.12(d) of the Disclosure Schedule, neither the Company nor the Subsidiary has any employees, nor have they ever had any employees. Neither the Company nor the Subsidiary is party to any agreement relating to employment. Part 2.12(a) of the Disclosure Schedule identifies each employee

Exhibit 2.1

of Seller who is primarily involved in the Seller’s Managed Network Services business as of the date of this Agreement (the “Employees”).
(b)    Seller has made available to Purchaser or Purchaser’s legal advisor (except to the extent prohibited under applicable legal requirements) accurate information with respect to any severance payments, change in control payments and other contractual obligations or obligations under the Seller’s benefits plans that will be owed by the Seller or any Affiliate of the Seller to the Employees in the event of (i) the consummation of the transactions contemplated by this Agreement and (ii) the termination of employment of the Employees in connection with the transactions contemplated by this Agreement.
(c)    Seller is not delinquent in any material payments to any of the Employees for any wages, salaries, commissions, bonuses or other direct cash compensation for any services performed for the Company, the Subsidiary or Seller and has maintained and operated all of Seller’s benefit plans covering the Employees in compliance in all material respects with the terms of such benefit plans and with the requirements prescribed by any and all applicable laws. Except as set forth in Part 2.12(c) of the Disclosure Schedule, none of Seller, the Company or the Subsidiary has any legally binding plan or program requiring the payment of severance compensation in connection with the termination of employment of the Employees, including in connection with the Severance Benefit Plan, the Key Employee Severance Benefit Plan or the Transaction Benefit Plan. As of the date of this Agreement, with respect to the Employees, there are no material employee grievances, complaints or charges pending against the Company, the Subsidiary or Seller. None of the Company, the Subsidiary or Seller is party to any collective bargaining agreement involving any of the Employees and no collective bargaining agreement is currently being negotiated by the Company, the Subsidiary or Seller with or on behalf of any of the Employees.
(d)    Neither the Company nor the Subsidiary has ever established, entered into, commenced, or has any actual or contingent liability to or in respect of, or any obligation under, a Company Employee Plan. Neither the Company nor the Subsidiary has any stated plan, intention or commitment to establish any new Company Employee Plan or to enter into any Company Employee Plan. None of Seller (solely with respect to the Business or the Assigned MNS Assets), the Company or the Subsidiary has any liability arising out of the treatment of any service provider as a consultant or independent contractor and not as an employee. None of the Company or the Subsidiary have, and none of the Company, the Subsidiary, Purchaser or any of its Affiliates after the Closing will have, any liability under the Transaction Bonus Plan, the Sales Incentive Plan or the Team Compensation Plan, including any liability for any Bonus Plan Payment.
(e)    All amounts due to each Key Employee and each Continuing Employee for wages, salary, bonuses, commissions, incentive payments and other compensation (including, without limitation, any vacation and sick pay) or any other benefit, perquisite, cost, expense, liability or obligation attributable to services provided prior to the Closing have been paid and satisfied in full, except for payment of any amounts set forth in such Key Employee’s or Continuing Employee’s Post-Closing Employee Bonus Acknowledgement.
2.13    Environmental Matters. Each of Seller (solely with respect to the Business and the Assigned MNS Assets), the Company and the Subsidiary possesses all material governmental permits, material governmental licenses and other material governmental authorizations required under foreign and U.S. federal, state and local laws and governmental regulations currently in effect concerning pollution or protection of the environment, including all such laws and regulations relating to the emission, discharge or release of any petroleum, pollutants, contaminants or hazardous or toxic materials, substances or wastes into air, surface water, groundwater or lands (“Environmental Requirements”), except where the failure to possess such permits, licenses and other authorizations would not have a Company Material Adverse Effect. Each of Seller, the Company and the Subsidiary is in compliance with all terms and conditions of such permits, licenses and authorizations and is in compliance with all other Environmental Requirements, except for such failures to comply that would not have a Company Material Adverse Effect. None of the Company, the Subsidiary or Seller has received any written notice from any governmental authorities of material violations by Seller (solely with respect to the Business or the Assigned MNS Assets), the Company or the Subsidiary or material liabilities imposed on Seller (solely with respect to the Business or the Assigned MNS Assets), the Company or the Subsidiary under Environmental Requirements relating to Seller, the Company, the Subsidiary or their facilities.

Exhibit 2.1

2.14    Insurance. Except as set forth in Part 2.14 of the Disclosure Schedule, neither the Company nor the Subsidiary maintain any policies of insurance or fidelity bonds. The assets, business and activities of the Company and the Subsidiary are covered by valid and effective customary insurance policies issued in favor of the Seller or an Affiliate of the Seller, and such insurance policies (including, without limitation, the insurance policies set forth in Part 2.14 of the Disclosure Schedule) provide, and after the Closing will provide, coverage for the Company and the Subsidiary with respect to claims which may arise after the Closing, but relate to facts and circumstances occurring prior to the Closing.
2.15    Legal Proceedings. As of the date of this Agreement, there is no lawsuit, action, claim, complaint, hearing, arbitration, other legal proceeding or, to the knowledge of Seller, investigation, pending or, to the knowledge of Seller, threatened before any court of competent jurisdiction, governmental entity or arbitrator against Seller (solely with respect to the Business or the Assigned MNS Assets), the Company or the Subsidiary or any material property or asset of Seller (solely with respect to the Business or the Assigned MNS Assets), the Company or the Subsidiary. As of the date of this Agreement, there is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the knowledge of Seller, threatened in writing inquiry, audit or investigation by any governmental authority relating to Seller (solely with respect to the Business or the Assigned MNS Assets), the Company or the Subsidiary or any of their properties or assets or the transactions contemplated by this Agreement. There is no action by Seller, the Company or the Subsidiary pending, or which Seller, the Company or the Subsidiary has commenced preparations to initiate, against any other Person (in the case of Seller, any action related to the Business or the Assigned MNS Assets).
2.16    Authority; Binding Nature of Agreement; Non-Contravention; Title.
(a)    Each of the Company and Seller has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Seller and the Company has been duly authorized by all necessary corporate action on the part of Seller and the Company, and no other or further action or proceeding on the part of the Company or Seller (or their respective equity holders) is required to enter into this Agreement or to carry out the transactions contemplated by this Agreement. This Agreement, assuming it constitutes the valid and binding obligation of Purchaser, constitutes the valid and binding obligation of Seller and the Company, enforceable against each of the Company and Seller in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
(b)    Neither the execution and delivery of this Agreement by Seller or the Company nor the consummation by Seller or the Company of the transactions contemplated hereby will: (i) result in a violation by the Company, the Subsidiary or Seller of any provision of the certificate of incorporation or bylaws of Seller or the certificate of formation or operating agreement of the Company or the Subsidiary; (ii) result in a violation by the Company, the Subsidiary or Seller of any material provision of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, any Significant Contract or the termination of any Significant Contract; (iii) result in a violation by the Company, the Subsidiary or Seller of any law or governmental regulation applicable to Seller (solely with respect to the Business or the Assigned MNS Assets), the Company or the Subsidiary, (iv) result in the creation or imposition of any Lien upon any of the property or assets of Seller (solely with respect to the Business or the Assigned MNS Assets), the Company or the Subsidiary, or (v) require the consent, waiver, approval, order or permit of, or declaration or filing with, or notification to, any Person or governmental entity, except in each case where such violation or termination would not have a Company Material Adverse Effect.
(c)    Seller is the record and beneficial owner of the Membership Interests, free and clear of any Liens, other than applicable securities law restrictions. At the Closing and upon Purchaser’s payment of the Estimated Purchase Price and the other amounts set forth in Section 1.3, Purchaser shall acquire good, valid and marketable title to the Membership Interests, free and clear of any Liens, other than applicable securities law restrictions.
2.17    Taxes.

Exhibit 2.1

(a)    All Tax Returns required to be filed on or before the date of this Agreement by Seller (solely with respect to the Business or the Assigned MNS Assets), the Company and/or the Subsidiary, with respect to Seller, the Company and/or the Subsidiary have been filed when due in accordance with all then current and applicable laws. All Taxes of Seller (solely with respect to the Business or the Assigned MNS Assets), the Company and/or the Subsidiary, whether or not shown on such Tax Returns, which are due as of the date of this Agreement have been paid in timely fashion or have been accrued for on the Company’s Financial Statements. All Taxes which Seller, the Company or the Subsidiary are obligated to withhold on or before the date of this Agreement with respect to the activities of the Company or the Subsidiary have been withheld and fully paid or properly accrued.
(b)    There is no dispute or claim concerning any material Tax liability of Seller (solely with respect to the Business or the Assigned MNS Assets), the Company or the Subsidiary claimed or raised by any taxing authority in writing and, to Seller’s knowledge, no such dispute or claim is pending. None of Seller (solely with respect to the Business or the Assigned MNS Assets), the Company or the Subsidiary has waived any statute of limitations in respect of Taxes beyond the date hereof or agreed to any extension of time beyond the date hereof with respect to a Tax assessment or deficiency.
(c)    No jurisdiction for which Seller, the Company and/or the Subsidiary does not file Tax Returns has made a claim in writing that Seller (solely with respect to the Business or the Assigned MNS Assets), the Company and/or the Subsidiary is required to file a Tax Return for such jurisdiction.
(d)    There are no Liens for any Tax on any of the Assigned MNS Assets or assets of the Company or Subsidiary, except for Taxes not yet due and payable.
(e)    Seller is not a foreign person as defined in Treasury Regulation section 1.1445-2(b)(2)(i) and will not be subject to withholding under Section 1445 of the Code and the Treasury Regulations promulgated thereunder with respect to the sale of the Membership Interests.
(f)    The Company and the Subsidiary are currently and have always been treated as disregarded entities within the meaning of Treasury Regulations section 301.7701-3(b).
2.18    Indebtedness. Except as disclosed on Part 2.18 of the Disclosure Schedule, none of Seller (solely with respect to the Business or the Assigned MNS Assets), the Company or the Subsidiary has any Indebtedness outstanding as of the date of this Agreement. None of Seller (solely with respect to the Business or the Assigned MNS Assets), the Company or the Subsidiary is in default in any material respect with respect to any outstanding Indebtedness or any instrument relating thereto and no such Indebtedness or any instrument or agreement relating thereto purports to limit the operation of the business of Seller (solely with respect to the Business or the Assigned MNS Assets), the Company and the Subsidiary. Complete and correct copies of all instruments (including all modifications, amendments, supplements, waivers and consents) have been made available to Purchaser relating to any Indebtedness of Seller (solely with respect to the Business or the Assigned MNS Assets), the Company and the Subsidiary.
2.19    Bank Accounts, Signing Authority, Powers of Attorney. Except as set forth in Part 2.19 of the Disclosure Schedule, neither the Company nor the Subsidiary has any account or safe deposit box in any bank and no Person has any power, whether singly or jointly, to sign any checks on behalf of the Company or the Subsidiary to withdraw any money or other property from any bank, brokerage or other account of the Company or the Subsidiary or to act under any power of attorney granted by the Company or the Subsidiary at any time for any purpose. Part 2.19 of the Disclosure Schedule also sets forth the names of all persons authorized to borrow money or sign notes on behalf of the Company or the Subsidiary.
2.20    Certain Payments. None of the Company or the Subsidiary (or any of their respective members, directors, managers, executives, representatives, agents or employees) in connection with the Company or the Subsidiary or their business (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is

Exhibit 2.1

maintaining, any unlawful fund of corporate monies or other properties, or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.
2.21    Financial Advisor. Except for Blackstone Advisory Partners L.P., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, the Subsidiary or Seller or any of their respective Affiliates.
2.22    Affiliate Transactions. Except as set forth in Part 2.22 of the Disclosure Schedule: (a) there are no agreements, arrangements or understandings between the Company or the Subsidiary, on the one hand, and Seller or any officer or director of the Company or the Subsidiary, or any of their respective Affiliates, on the other hand; and (b) neither any current or former member, manager, shareholder, director, officer or employee of Seller, the Company or the Subsidiary, nor any immediate family member of any of the foregoing: (i) has any ownership interest in any property or asset used by the Company or the Subsidiary; (ii) provides material services to the Company or the Subsidiary (other than employment by Seller, the Company or the Subsidiary); (iii) has borrowed money from or loaned money to the Company or the Subsidiary that is currently outstanding; or (iv) is a party to any contract or ongoing transaction or business relationship with, or has any claim or right against, the Company or the Subsidiary.
2.23    Compliance with Export Control and Import Laws. Each of Seller (solely with respect to the Business and the Assigned MNS Assets), the Company and the Subsidiary are in material compliance with all applicable U.S. export control and import Laws, and with U.S. laws governing embargoes, sanctions and boycotts, including the Arms Export Control Act of 1976 (22 U.S.C. §2778), the International Emergency Economic Powers Act (50 U.S.C. §1701 et seq.), the International Traffic in Arms Regulations (22 C.F.R. §120 et seq.), the Export Administration Regulations (15 C.F.R. §730 et seq.), and all rules, regulations and executive orders relating to any of the foregoing, and the laws administered by the Office of Foreign Assets Control of the United States Department of the Treasury, and the laws administered by United States Customs and Border Protection (collectively, “U.S. Export Control and Import Laws”). None of Seller, the Company or the Subsidiary has received any communication from any governmental entity alleging that Seller (solely with respect to the Business or the Assigned MNS Assets), the Company, the Subsidiary or any of their respective employees or agents has violated, is not in compliance with, or has any material liability under, any U.S. Export Control and Import Laws. None of Seller, the Company or the Subsidiary has made, nor does Seller, the Company or the Subsidiary intend to make, any disclosure (voluntary or otherwise) to any governmental entity with respect to any potential violation or liability of Seller (solely with respect to the Business or the Assigned MNS Assets), the Company or the Subsidiary arising under or relating to any U.S. Export Control and Import Laws.
Section 3.    REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to Seller as follows:
3.1    Due Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.
3.2    Authority; Binding Nature of Agreement; Non-Contravention. Purchaser has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement. The execution and delivery by Purchaser of this Agreement have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement, assuming it constitutes the valid and binding obligation of Seller, constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. Neither the execution and delivery of this Agreement by Purchaser nor the consummation of the transactions by Purchaser contemplated hereby will: (i) result in a violation by Purchaser of any provision of the certificate of incorporation or bylaws or other equivalent organizational documents of Purchaser, any material provision of any material contract by which Purchaser is bound or any law or governmental regulation applicable to Purchaser, except in each case where such violation would not

Exhibit 2.1

have a material adverse effect on Purchaser’s ability to fulfill its obligations under this Agreement; or (ii) render Purchaser insolvent or unable to pay its debts as they become due.
3.3    Adequacy of Funds. Purchaser has adequate unencumbered financial resources to satisfy its monetary and other obligations under this Agreement.
3.4    Legal Proceedings.    There is no lawsuit or other legal proceeding pending before any court of competent jurisdiction or arbitrator against the Purchaser that challenges, or would reasonably be expected to have the effect of preventing, delaying or making illegal any of the transactions contemplated by this Agreement.
3.5    No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or any of its Affiliates.
Section 4.    CERTAIN COVENANTS.
4.1    Employees.
(f)    Promptly (and in any event within one day) after the execution and delivery this Agreement, Purchaser shall offer to provide each of the Employees listed on Schedule 4.1 (the “Continuing Employees”) “at will” employment with Purchaser or any of its Affiliates commencing on (or as soon as practicable following) the date of this Agreement, at a base pay and variable compensation that is, in the aggregate, substantially similar (on a collective basis including all Continuing Employees) to that offered by Seller to each Continuing Employee as of the date of this Agreement. Such offers may be contingent upon such Continuing Employee satisfactorily meeting Purchaser’s normal screening and hiring practices and procedures (including, without limitation, I-9 forms, drug testing and background checks).
(g)    From and after the date of this Agreement, Purchaser or an Affiliate of Purchaser shall permit all Continuing Employees to participate in the benefit plans, programs, and arrangements of Purchaser or its Affiliates to the same extent as similarly situated employees of Purchaser or its Affiliates, subject to any necessary transition period and subject to any applicable plan provisions, contractual requirements or legal requirements.
(h)    Nothing in this Section 4.1 or elsewhere in this Agreement shall be construed to create a right in any Employee to employment with Purchaser or any of its Affiliates, and the employment of each Continuing Employee shall be “at will” employment.
4.2    Non-Competition; Non-Solicitation.
(c)    During the period beginning on the date of this Agreement and ending on the two (2) year anniversary of the date of this Agreement, Seller agrees not to, and shall cause its Affiliates not to:
(i)    in each geographic area or part thereof in which Purchaser or any of its Affiliates (including the Company and the Subsidiary) carries on a like business anywhere in the United States, or anywhere in the world outside of the United States, conduct, manage, operate, participate, or engage in, or have an ownership interest in, any business or enterprise engaged in any business or enterprise (or subsidiary or division thereof) that competes with the Business. Notwithstanding the foregoing, the ownership by Seller of not more than one percent (1%) of the publicly traded securities of any Person shall not be a violation of this Section 4.2(a)(i) even if such Person directly competes with the Business;
(ii)    solicit or recruit any of the Employees listed on Schedule A; provided, that the foregoing shall not prohibit a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at such Employees.

Exhibit 2.1

(d)    During the period beginning on the date of this Agreement and ending on the two (2) year anniversary of the date of this Agreement, Purchaser agrees not to, and shall cause its Affiliates (including the Company and the Subsidiary) not to, intentionally disparage the Seller in a manner that is harmful to the business of the Seller, including its relationships with its customers, suppliers or employees.
(e)    Seller acknowledges that the covenants of Seller set forth in this Section 4.2 are an essential element of this Agreement and that any breach by Seller of any provision of this Section 4.2 will result in irreparable injury to Purchaser and its Affiliates. Seller acknowledges that in the event of such a breach, in addition to all other remedies available at law, Purchaser shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising therefrom, as well as such other damages as may be appropriate. Purchaser has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 4.2 are reasonable and proper to protect the legitimate interest of Purchaser.
(f)    If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 4.2 are unreasonable, it is the intention and the agreement of the parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on Seller’s conduct that are reasonable in light of the circumstances and as are necessary to assure to Purchaser the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 4.2 because taken together they are more extensive than necessary to assure to Purchaser the intended benefits of this Agreement, it is expressly understood and agreed by the parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.
4.3    Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties to this Agreement agrees that, on and after the date hereof, at the request of the other party or parties, they shall execute and deliver, or cause to be executed and delivered, to the other party or parties such further documents or instruments of any kind and take, or cause to be taken, such other actions as may be reasonably necessary, proper or advisable to carry out any of the provisions of this Agreement or the transactions contemplated hereby.
4.4    Post-Closing Confidentiality.
(a)    From and after the Closing, Seller shall, and shall cause its Affiliates to, and shall instruct its and their respective officers, directors and employees to, hold in confidence any and all confidential, proprietary and non-public information and materials, whether in written, verbal, graphic or other form, concerning the Assigned MNS Assets, Purchaser, the Company or the Subsidiary (collectively, “Company Confidential Information”), except that Seller shall not have any obligation under this Section 4.4 with respect to any Company Confidential Information that (i) as of the date of this Agreement is, or after the date of this Agreement becomes, generally available to the public other than through a breach by Seller, any of its Affiliates, or any of its or their respective officers, directors or employees of their respective obligations under this Section 4.4, (ii) is provided to Seller or any of its Affiliates by a third party that was not known to the receiving party to be bound by any duty of confidentiality to Purchaser, the Company or the Subsidiary, or (iii) is independently developed by Seller or any of its Affiliates after the Closing without use or reference to the Company Confidential Information.
(b)    From and after the Closing, Seller shall not, and shall cause its Affiliates not to, and shall instruct its and their respective officers, directors and employees not to, use any Company Confidential Information except as expressly authorized in writing by Purchaser, the Company or the Subsidiary. Seller shall, and shall cause its Affiliates to, and shall instruct its and their respective officers, directors and employees to, take the same degree of care to protect the Company Confidential Information that such party uses to protect its own trade secrets and confidential information of a similar nature, which shall be no less than a reasonable degree of care.
(c)    Notwithstanding the foregoing, Seller shall not be in breach of this Section 4.4 as a result of any disclosure of Company Confidential Information that is required by applicable law or that is required by any governmental authority or under any subpoena, civil investigative demand or other similar process by a court

Exhibit 2.1

of competent jurisdiction, provided that Seller shall give advance notice of such compelled disclosure to Purchaser, and shall cooperate with Purchaser in connection with any efforts to prevent or limit the scope of such disclosure.
4.5    General Release. Seller, on behalf of itself and each of its past, present and future Affiliates, heirs, representatives, firms, corporations, limited liability companies, partnerships, trusts, associations, organizations, officers, directors, employees, investors, shareholders, members, partners, trustees, principals, agents, predecessors, successors, assigns, consultants, contractors, accountants, and attorneys (each, a “Releasing Party” and, collectively, the “Releasing Parties”), hereby absolutely, unconditionally and irrevocably releases, acquits and forever discharges the Company, its former, present and future Affiliates, parent and subsidiary companies (including the Subsidiary), joint ventures, predecessors, successors and assigns (including Purchaser and its Affiliates), and their respective former, present and future officers, directors, employees, shareholders, members, managers, partners, agents, attorneys, insurers and indemnitees (collectively, the “Released Parties”) of and from any and all manner of action or inaction, cause or causes of action, lawsuits, complaints or other proceedings, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages (whether for compensatory, special, incidental or punitive damages, equitable relief or otherwise), losses, fees, costs or expenses, of any kind or nature whatsoever, past, present, or future, at law, in equity or otherwise (including, without limitation, with respect to conduct which is negligent, grossly negligent, willful, intentional, with or without malice, or a breach of any duty, law or rule), whether known or unknown, whether fixed or contingent, whether concealed or hidden, whether disclosed or undisclosed, whether liquidated or unliquidated, whether foreseeable or unforeseeable, whether anticipated or unanticipated, whether suspected or unsuspected, which such Releasing Parties, or any of them, ever have had or ever in the future may have against the Released Parties, or any of them, and which are based on acts, events or omissions occurring up to and including the Closing relating to the Assigned MNS Assets, the Company or the Subsidiary, the operation of the Company’s or the Subsidiary’s business or the transactions contemplated by this Agreement (the “Released Claims”); provided, however, that the foregoing release shall not release, impair or diminish, and the term “Released Claims” shall not include, in any respect any rights of the Releasing Parties (i) under this Agreement, (ii) to indemnification under applicable laws, the certificate of formation or the operating agreement of the Company or the Subsidiary or (iii) under any liability insurance policy maintained by the Company or the Subsidiary.
4.6    Use of Names. From and after the Closing Date, Seller shall not, and shall cause its Affiliates not to, use any words or terms (in any combination) that are identical or confusingly similar to, or a colorable imitation or dilutive of the words and terms set forth in Schedule 4.6 in connection with Seller’s or its Affiliates’ offering, marketing or selling of any products or services.
4.7    Bonus Plan Payments. After the Closing, Seller shall fully satisfy any and all of its obligations under the Transaction Bonus Plan, the Sales Incentive Plan and the Team Compensation Plan, including making timely payment in full of any and all Bonus Plan Payments if and when earned, properly reporting such Bonus Plan Payments as compensation for services on all required Tax Returns and filings, and paying and withholding all required Taxes thereon, including social security, Medicare, unemployment and other employment, withholding and payroll Taxes and similar amount owed as a result of such Bonus Plan Payments, in each case in accordance with the terms and subject to the conditions of the Transaction Bonus Plan, the Sales Incentive Plan and the Team Compensation Plan, as applicable.
Section 5.    TAX MATTERS
5.1    Allocation. Purchaser shall allocate the Final Purchase Price and such other amounts properly taken into account under Section 1060 of the Code in accordance with Section 1060 of the Code (the “Allocation”) within ninety (90) days following the determination of the Final Purchase Price pursuant to the provisions of Section 1.6 and shall deliver to Seller a copy of such Allocation (IRS Form 8594) promptly after such determination. Seller shall have the right to review and raise any objections in writing to the Allocation during the thirty (30) day period after its receipt thereof. If Seller disagrees with respect to any item in the Allocation, Purchaser and Seller shall negotiate in good faith to resolve the dispute. If Purchaser and Seller are unable to agree on the Allocation within thirty (30) days after the commencement of such good faith negotiations (or such longer period as the parties may mutually agree in writing), then the Accounting Firm shall be engaged at that time to review the Allocation, and shall make a determination as to the resolution of such Allocation. The determination of the Accounting Firm regarding the Allocation

Exhibit 2.1

shall be delivered as soon as practicable following engagement of the Accounting Firm, but in no event more than sixty (60) days thereafter, and shall be final, conclusive and binding upon Purchaser and Seller, and Purchaser shall revise the Allocation accordingly. Seller, on the one hand, and Purchaser on the other hand, shall each pay one-half of the cost of the Accounting Firm. Purchaser and Seller agree to act in accordance with the Allocation as determined pursuant to this Section 5.1 in any relevant Tax Returns or filings, including any forms or reports required to be filed pursuant to Section 1060 of the Code, the Treasury Regulations promulgated thereunder or any provisions of local, state and foreign law, and to cooperate in the preparation of any such forms and to file such forms in the manner required by applicable law.
5.2    Allocation of Taxes. For the sole purpose of appropriately apportioning any Taxes relating to a Tax period that includes (but does not end on the date of this Agreement) (a “Straddle Period”), the following provisions of this Section 5.2 shall apply:
(f)    In the case of property Taxes and other Taxes that apply ratably to a taxable period, the amount of Taxes allocable to the portion of the Straddle Period ending on the date of this Agreement shall equal the total Tax for the period multiplied by a fraction, the numerator of which shall be the number of days in the period up to and including the date of this Agreement, and the denominator of which shall be the total number of days in the period. The balance of such Taxes shall be allocated to the portion of the Straddle Period that follows the date of this Agreement.
(g)    Except as provided in Section 1.4, Taxes based on income, sales, or similar factors that apply to a Straddle Period shall be allocated to the period ending on the date of this Agreement and the period beginning after the date of this Agreement based upon the actual events and transactions that occur within such Straddle Period.
5.3    Tax Indemnification.
(d)    Seller shall indemnify and hold harmless Purchaser from and against any liability of any Person within the Seller’s group, whether by reason of Treasury Regulations section 1.1502-6 or otherwise, including any liability relating to, pertaining to the Company and the Subsidiary or any of their assets or with respect to income and other Taxes for taxable periods ending on or prior to the date of this Agreement, Taxes allocable pursuant to Section 5.2 to the portion of a Straddle Period that ends on the date of this Agreement and any Taxes that are the responsibility of Seller pursuant to Section 1.4.
(e)    Purchaser shall indemnify and hold harmless Seller from and against any liability of any Person within the Purchaser’s group, whether by reason of Treasury Regulations section 1.1502-6 or otherwise, including any liability relating to, pertaining to the Company and the Subsidiary or any of their assets or with respect to income and other Taxes for taxable periods ending after the date of this Agreement, Taxes allocable pursuant to Section 5.2 to the portion of a Straddle Period that ends after the date of this Agreement and any Taxes that are the responsibility of Purchaser pursuant to Section 1.4.
(f)    The indemnification obligations contained in this Section 5.3 shall survive the Closing and shall continue in full force and effect until thirty (30) days after the applicable statute of limitations, giving effect to extensions thereto, has expired with respect to each such Tax.
5.4    Cooperation. The parties will cooperate with each other to provide each other with such assistance as may be reasonably requested by them in connection with the preparation of any Tax Returns, including cooperating in connection with any Tax audit or other examination in connection with an administrative or judicial proceeding involving a taxing authority relating to Taxes and providing records and information that are reasonably relevant to any such matters and making employees available on a mutually convenient basis to provide additional information.
5.5    Conflict. In the event of any conflict between the provisions of this Section 5 and the provisions of Section 6, this Section 5 shall control with respect to Taxes.

Exhibit 2.1

Section 6.    INDEMNIFICATION, ETC.
6.1    Expiration of Representations, Etc. All representations and warranties of Seller and the Company set forth in this Agreement shall terminate and expire on, and shall cease to have any further force or effect following, the first anniversary of the date of this Agreement; provided, however, that the Specified Representations shall terminate and expire on, and shall cease to have any further force or effect following, the date that is thirty (30) days following the expiration of the applicable statute of limitations (including any waiver, extension or mitigation thereof) (with each termination date described above being referred to herein as a “Termination Date”) and all covenants, obligations or undertakings of the Seller set forth in this Agreement (a) that provide for a term or period, shall terminate and expire upon the later to occur of the expiration of the period or term provided in such covenant, obligation or undertaking or until fully performed or complied with in accordance with their respective terms and (b) that do not provide for a term or period, shall survive the Closing until fully performed or complied with; provided, however, that if at any time prior to the applicable Termination Date, Purchaser has duly delivered to Seller and the Escrow Agent a valid Notice of Indemnification Claim (as defined in, and satisfying the requirements set forth in, Section 6.6(a)), then the specific indemnification claim asserted in such Notice of Indemnification Claim shall survive the applicable Termination Date until such time as such claim is resolved. It is the express intent of the parties that, if the applicable survival period for an item as contemplated by this Section 6.1 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby. No claims for indemnification with respect to a particular representation, warranty, covenant, obligation or undertaking may be asserted after the applicable Termination Date.
6.2    Indemnification. From and after the date of this Agreement (but subject to Section 6.1 and 6.3 and the other provisions of this Section 6), Purchaser shall be entitled to be indemnified against any Damages (as defined below) incurred or suffered by Purchaser, the Company, the Subsidiary and their respective directors, officers, employees, agents, attorneys, representatives, Affiliates and successors and permitted assigns (the “Purchaser Indemnified Parties”) out of (a) any breach of or inaccuracy in the representations and warranties of Seller and the Company set forth in Section 2 of this Agreement, (b) any breach of any covenant, obligation or undertaking made by Seller in this Agreement, (c) Taxes of the Company or the Subsidiary pursuant to Section 5, (d) any Change of Control Payment or any Company Indebtedness, in each case to the extent not satisfied at or prior to the Closing or reflected in the calculation of the Final Purchase Price, (e) any Bonus Plan Payments, and (f) any matter referred to in Schedule 6.2. For purposes of this Section 6, “Damages” shall mean all losses, liabilities, damages, judgments, awards, charges, Taxes, fines and other penalties, fees, costs and expenses, and all amounts paid in the investigation, defense or settlement of any matter set forth in 6.2(a) through (e), but excluding, except in the case of Fraud: (i) any special, indirect, consequential, exemplary or punitive damages; (ii) the amount of any insurance proceeds actually recovered by a Purchaser Indemnified Party in connection with the facts or circumstances giving rise or otherwise relating to such Damages; and (iii) any Damages associated with any lost profits or lost opportunities.
6.3    Limitations on Liability.
(i)    Without limiting the effect of any other limitation set forth in this Section 6, the indemnification provided for in Section 6.2(a) shall not apply, and the Purchaser Indemnified Parties shall not be entitled to exercise any indemnification rights under this Agreement, except to the extent that the aggregate amount of Damages against which the Purchaser Indemnified Parties would otherwise be entitled to be indemnified under Section 6.2(a) exceeds $225,000. If the aggregate amount of such Damages exceeds $225,000, then the Purchaser Indemnified Parties shall, subject to the other limitations set forth in this Agreement, be entitled to be indemnified for all Damages (including all Damages within such amount). Notwithstanding anything to the contrary set forth herein, the limitations set forth in this Section 6.3(a) shall not apply in the event of Fraud.
(j)    The aggregate amount of Damages payable by Seller under this Section 6 (including any amounts released to Purchaser from the Escrow Fund) shall not exceed the Escrow Amount; provided, however, that the limitations set forth in this Section 6.3(b) shall not apply (and shall not limit the indemnification or other obligations of Seller) (i) in the event of Fraud and (ii) to any claim for indemnification in respect of matter (b) referred to in Schedule 6.2.

Exhibit 2.1

(k)    Purchaser shall use commercially reasonable efforts to seek, and shall cause each of its Affiliates to use commercially reasonable efforts to seek, full recovery under all insurance policies covering any Damages to the same extent they would if such Damages were not subject to indemnification under this Agreement. In the event that an insurance recovery is actually made by Purchaser or any Affiliate of Purchaser with respect to the same Damages for which Purchaser has previously been indemnified under this Agreement, then a refund equal to the aggregate amount of the recovery shall be made as promptly as practicable to the Seller.
(l)    The representations and warranties of Seller and the Company set forth in this Agreement constitute the sole and exclusive representations and warranties to Purchaser in connection with the transactions contemplated by this Agreement, and Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature, express or implied (including any representations or warranties relating to the future or historical financial condition, results of operations, assets or liabilities of the Company and the Subsidiary or the quality, quantity or condition of the assets of the Company and the Subsidiary) and including any representations and warranties about the accuracy or completeness of any information or documents previously provided are specifically disclaimed by Seller and Purchaser acknowledges and agrees that it has not relied, and none of Purchaser’s agents, employees or representatives is relying, on any representations or warranties whatsoever regarding the subject matter of this Agreement, including regarding the accuracy or completeness of any such representations and warranties or the omission of any material information, whether express or implied, other than the representations and warranties in Section 2. Purchaser acknowledges and agrees that, except as otherwise provided in the Assignment and Assumption Agreement, no current or former stockholder, director, officer, employee, Affiliate or advisor of Seller has made or is making any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, including regarding the accuracy or completeness of any such other representations and warranties or the omission of any material information, whether express or implied.
6.4    Defense of Third-Party Claims.
(c)    Promptly (and in no event more than 72 hours) after a Purchaser Indemnified Party receives notice or otherwise obtains knowledge of any actual claim, demand, suit, action, arbitration, investigation, inquiry or proceeding that has been brought, commenced or asserted by a third party against such Purchaser Indemnified Party and that may give rise to an indemnification claim by a Purchaser Indemnified Party under this Section 6 (any such actual claim, demand, suit, action, arbitration, investigation, inquiry or proceeding by a third party being referred to as a “Third-Party Claim”), Purchaser shall deliver to Seller a written notice stating in reasonable detail the nature and basis of such Third-Party Claim and the dollar amount of such Third-Party Claim, to the extent known; provided, however, that any failure on the part of Purchaser to so notify Seller shall not limit any of the obligations of Seller under this Section 6 (except to the extent such failure materially prejudices Seller). Subject to the foregoing, the timely delivery of such written notice by Purchaser to Seller shall be a condition precedent to Purchaser’s right to receive indemnification payments with respect to such Third Party Claim or with respect to any of the facts or circumstances giving rise to such Third Party Claim. Notwithstanding the foregoing, any Third-Party Claim relating to Taxes of the Company or the Subsidiary shall be governed by the provisions of Section 5. Within thirty (30) days of receiving notice of a Third-Party Claim, Seller shall have the right to assume the defense of any such Third-Party Claim with its own counsel reasonably acceptable to Purchaser if and only if the following are satisfied:
(i)    the Purchaser Indemnified Party shall not have given Seller written notice that it has determined, in the exercise of its reasonable discretion, that all matters of corporate or management policy or a conflict of interest make separate representation by the Purchaser Indemnified Party’s own counsel advisable; and
(ii)    such Third-Party Claim involves only money damages less than the aggregate cash amount remaining in the Escrow Fund and available to pay such damages and is not in respect of any matter involving criminal liability.
(d)    If Seller elects to assume the defense of any such Third-Party Claim pursuant to Section 6.4(a), then:

Exhibit 2.1

(i)    the attorneys’ fees of Seller’s counsel and other defense costs incurred by Seller shall be paid by Seller;
(ii)    notwithstanding anything to the contrary contained in this Agreement, Purchaser shall not be entitled to be indemnified (from the Escrow Fund or otherwise) for any costs or expenses incurred by Purchaser in connection with the defense of such Third-Party Claim following Seller’s election to assume the defense of such Third-Party Claim, except for any reasonable and documented costs and expenses incurred by Purchaser for separate counsel retained by Purchaser and reasonably acceptable to Seller if the named parties in such Third-Party Claim include both Seller and Purchaser and Purchaser has been advised by counsel that there may be one or more legal defenses available to Purchaser that are different from or additional to those available to Seller or representation of both Seller and Purchaser would otherwise present a conflict of interest which reasonable and documented costs and expenses incurred by Purchaser for separate counsel retained by Purchaser shall constitute Damages if such Third-Party Claim is ultimately determined to give rise to indemnification hereunder;
(iii)    Purchaser or the applicable Purchaser Indemnified Party and its counsel shall be entitled to participate in such defense at its own expense;
(iv)    Purchaser shall make available to Seller all books, records and other documents and materials that are under the direct or indirect control of Purchaser or any of Purchaser’s Affiliates and that are necessary for the defense of such Third-Party Claim;
(v)    Purchaser shall execute such documents and take such other actions as Seller may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise or adjustment relating to, such Third-Party Claim;
(vi)    Purchaser shall otherwise cooperate as reasonably requested by Seller in the defense of such Third-Party Claim;
(vii)    Purchaser shall not admit, and shall ensure that the Company does not admit, any liability with respect to such Third-Party Claim; and
(viii)    Seller shall not enter into any settlement agreement providing for the settlement of such Third-Party Claim without the prior written consent of Purchaser if (w) such settlement agreement imposes on the applicable Purchaser Indemnified Party or any of its Affiliates any material obligation, other than an obligation to pay monetary damages in an amount less than the aggregate cash amount remaining in the Escrow Fund and available to pay such damages, (x) such settlement does not expressly and unconditionally release the Purchaser Indemnified Party from all liabilities and obligations with respect to such Third-Party Claim, without prejudice, (y) pursuant to or as a result of such settlement, injunctive or other equitable relief will be imposed against the Purchase Indemnified Party; or (z) such settlement contains any admission or statement suggesting any wrongdoing on behalf of the Purchaser Indemnified Party.
(e)    If Seller does not assume the defense of such Third-Party Claim, then Purchaser shall proceed to defend such Third-Party Claim; provided, however, that Purchaser shall not settle, adjust or compromise such Third-Party Claim without the prior written consent of Seller (which consent shall not be unreasonably withheld, delayed or conditioned).
6.5    Exclusivity.
(c)    Other than as expressly provided in Section 6.5(b) and for Purchase Price adjustments pursuant to Section 1.6, Purchaser agrees that the sole and exclusive remedy for any matter relating to this Agreement shall be the rights to indemnification set forth in Section 6 of this Agreement.
(d)    Notwithstanding anything to the contrary in this Agreement, the limitations and thresholds set forth in this Section 6 shall not apply with respect to a preliminary or permanent injunction or specific

Exhibit 2.1

performance or in the event of Fraud. Nothing in this Agreement shall prevent Purchaser from bringing a common law action for Fraud against any Person whose own such Fraud has caused Purchaser to incur Damages or limit the Damages recoverable by Purchaser in such common law action, provided that no Purchaser Indemnified Party shall be entitled to recover more than once for the same Damages.
6.6    Indemnification Claims; Escrow Arrangements.
(a)    Purchaser and the other Purchaser Indemnified Parties shall not be entitled to indemnification under this Section 6 from the Escrow Fund unless Purchaser has duly delivered a written notice to Seller and the Escrow Agent (any such notice being referred to as a “Notice of Indemnification Claim,” and the claim for indemnification described in such Notice of Indemnification Claim being referred to as an “indemnification claim”), setting forth: (i) the specific representation and warranty of Seller or the Company or the provision alleged to have been inaccurate or breached; (ii) a reasonably detailed description of the facts and circumstances giving rise to the alleged inaccuracy in such representation and warranty or alleged breach of such provision; and (iii) the aggregate dollar amount of the Damages that have been incurred by the applicable Purchaser Indemnified Party as a direct result of the inaccuracy or breach referred to in such notice (the aggregate amount of such estimate being referred to as the “Claimed Amount”).
(b)    During the 60-day period commencing upon the receipt by Seller of a Notice of Indemnification Claim, Seller may deliver to Purchaser and the Escrow Agent a written response (the “Response Notice”) in which Seller: (i) agrees that the full Claimed Amount is owed to Purchaser or any other Purchaser Indemnified Party; (ii) agrees that part (but not all) of the Claimed Amount (the “Agreed Amount”) is owed to Purchaser or any other Purchaser Indemnified Party; or (iii) asserts that no part of the Claimed Amount is owed to Purchaser or any other Purchaser Indemnified Party. Any part of the Claimed Amount that is not agreed by Seller to be owed to Purchaser or any other Purchaser Indemnified Party pursuant to the Response Notice (or the entire Claimed Amount, if Seller asserts in the Response Notice that no part of the Claimed Amount is owed to Purchaser or any other Purchaser Indemnified Party) shall be referred to as the “Contested Amount.” If no Response Notice is delivered during such 60-day period, then, for purposes of this Agreement, Seller shall be deemed to have delivered to Purchaser and the Escrow Agent a Response Notice (in accordance with Section 6.6(c) below) on the last day of such 60-day period asserting that the full Claimed Amount is owed to Purchaser or any other Purchaser Indemnified Party.
(c)    If Seller delivers a Response Notice to Purchaser agreeing that the full Claimed Amount is owed to Purchaser or any other Purchaser Indemnified Party, then, within three days following the receipt of such Response Notice by Purchaser, Purchaser and Seller shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release the full Claimed Amount (or such lesser amount as may remain in the Escrow Fund) to Purchaser or the applicable Purchaser Indemnified Party from the Escrow Fund.
(d)    If Seller delivers a Response Notice to Purchaser agreeing that less than the full Claimed Amount is owed to Purchaser or any other Purchaser Indemnified Party, then, within three days following the receipt of such Response Notice by Purchaser, Purchaser and Seller shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release the Agreed Amount (or such lesser amount as may remain in the Escrow Fund) to Purchaser or the applicable Purchaser Indemnified Party from the Escrow Fund.
(e)    If Seller delivers a Response Notice to Purchaser indicating that there is a Contested Amount, Seller and Purchaser shall attempt in good faith to resolve the dispute related to the Contested Amount. If Purchaser and Seller resolve such dispute in writing, then a settlement agreement stipulating the amount owed to Purchaser (the “Stipulated Amount”) shall be signed by Purchaser and Seller. Within three days after the execution of such settlement agreement, Purchaser and Seller shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release the Stipulated Amount (or such lesser amount as may remain in the Escrow Fund) to Purchaser or the applicable Purchaser Indemnified Party from the Escrow Fund.
(f)    If Seller and Purchaser are unable to resolve the dispute relating to any Contested Amount during the 30-day period commencing upon the receipt of the Response Notice by Purchaser, then either Purchaser or Seller may submit the contested portion of the indemnification claim to binding arbitration in accordance

Exhibit 2.1

with Section 7.6. The final decision of the arbitrator shall include the dollar amount of the award to Purchaser or the applicable Purchaser Indemnified Party, if any (the “Award Amount”), and shall be furnished to Seller and Purchaser in writing. Within three days following the receipt of the final award of the arbitrator setting forth the Award Amount, Purchaser and Seller shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release the Award Amount (or such lesser amount as may remain in the Escrow Fund) to Purchaser or the applicable Purchaser Indemnified Party from the Escrow Fund.
(g)    If the aggregate amount remaining in the Escrow Fund, including any interest accrued or income otherwise earned thereon, as of the Escrow Termination Date (the “Aggregate Escrow Balance”) exceeds the aggregate dollar amount, as of the Escrow Termination Date, of the Claimed Amounts associated with all indemnification claims that have not been finally resolved and paid prior to the Escrow Termination Date in accordance with this Section 6.6 (each, an “Unresolved Escrow Claim”, and the aggregate dollar amount of such Claimed Amounts as of the Escrow Termination Date being referred to as the “Aggregate Pending Claim Amount”), then the Escrow Agent shall release from the Escrow Fund to Seller an amount equal to the Aggregate Escrow Balance as of the Escrow Termination Date minus the Aggregate Pending Claim Amount.
(h)    Following the Escrow Termination Date, if an Unresolved Escrow Claim is finally resolved, Purchaser and Seller shall jointly execute and deliver to the Escrow Agent, within three days after the final resolution of such Unresolved Escrow Claim, a written notice instructing the Escrow Agent to release from the Escrow Fund to (i) Purchaser an amount determined in accordance with Sections 6.6(b), 6.6(c), 6.6(d), 6.6(e) and 6.6(f), as applicable, and (ii) Seller an amount equal to the amount (if any) by which the aggregate amount remaining in the Escrow Fund, including any interest accrued or income otherwise earned thereon, as of the date of resolution of such Unresolved Escrow Claim exceeds the aggregate amount of the remaining Aggregate Pending Claim Amount.
(i)    The parties agree that any amounts released to Purchaser from the Escrow Fund pursuant to this Section 6 shall be treated as a reduction in the aggregate Purchase Price paid under this Agreement for federal income tax purposes.
6.7    Materiality Qualifiers. The parties hereby acknowledge and agree (a) that qualifications as to materiality or “Company Material Adverse Effect” (or any similar qualification) (“Materiality Qualifiers”) contained in the representations and warranties herein are to be used solely for the purpose of determining whether a breach of such representation or warranty has occurred, and (b) that once it has been determined that a breach of such representation and warranty has occurred, the Materiality Qualifiers in such representation or warranty shall be ignored and the applicable Damages shall be calculated without regard to any Materiality Qualifiers contained in any such breached representation or warranty.
Section 7.    MISCELLANEOUS PROVISIONS
7.1    Expenses. Except as otherwise provided herein, each party shall pay all of its own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated by this Agreement, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.
7.2    Waiver.
(m)    Except as expressly set forth in this Agreement, no failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
(n)    No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege

Exhibit 2.1

or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
7.3    [Reserved].
7.4    Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement, the Escrow Agreement, the Transition Services Agreement, the Assignment and Assumption Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and provisions of this Agreement.
7.5    Public Disclosure. Except as may be required by law, Seller and Purchaser shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby.
7.6    Applicable Law; Dispute Resolution.
(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
(b)    Any dispute, controversy or claim (including any dispute arising under Section 6), whether based on contract, tort, statute, fraud, misrepresentation or any other legal theory (a “Dispute”) arising out of or relating to this Agreement or any right or obligation under this Agreement shall be settled by binding arbitration conducted in San Francisco, California in accordance with the JAMS Comprehensive Arbitration Rules and Procedures then in effect as modified by the following provisions of this Agreement:
(i)    Purchaser and Seller shall together select one neutral arbitrator from the JAMS panel list; provided, that if Purchaser and Seller are unable to reach agreement with respect to the arbitrator, the arbitrator shall be chosen in accordance with the JAMS appointment rules.
(ii)    All hearings, unless otherwise agreed to by Purchaser and Seller, shall be held in San Francisco, California.
(iii)    Purchaser and Seller shall be permitted to obtain and take discovery, including requests for production, interrogatories, requests for admissions and depositions, as provided by the Federal Rules of Civil Procedure; provided that the arbitrator shall be permitted, in his or her discretion, to set parameters on the timing and/or completion of this discovery and to order additional pre-hearing exchange of information, including exchange of summaries of testimony or exchange of statements of positions.
(iv)    The award of the arbitrator shall be made in a written opinion containing a concise analysis of the basis upon which the award was made.
(v)    Purchaser and Seller shall be permitted to enter a judgment upon the award rendered by the arbitrator in any court of competent jurisdiction.
(vi)    The parties shall each bear all their own costs and expenses, irrespective of which party is the prevailing party in the arbitration.

Exhibit 2.1

(vii)    Purchaser or Seller shall be entitled to apply to a court having jurisdiction to: (A) enforce this agreement to arbitrate; (B) seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the controversy is otherwise resolved; or (C) challenge or vacate any final judgment, award or decision of the arbitrator that does not comport with the express provisions of subparagraph (viii) below.
(viii)    The arbitrator shall only be authorized to, and shall only have the consent of the parties to, interpret and apply the terms and provisions of this Agreement in accordance with the laws of the State of Delaware. The arbitrator shall not be authorized to, and shall not, order any remedy not permitted by this Agreement and shall not change any term or provision of this Agreement, deprive either party of any remedy expressly provided hereunder or provide any right or remedy that has not been expressly provided hereunder. In the event that the arbitrator shall exceed his or her authority under this Agreement and violate this provision, either Purchaser or and Seller shall be entitled to petition a court of competent jurisdiction to vacate the arbitration award on the grounds that the arbitrator exceeded his or her authority.
(ix)    The Federal Arbitration Act, 9 U.S.C. Sections 1 through 14 (as amended and including any successor provision), except as modified hereby, shall govern the interpretation and enforcement of this Section 7.6(b).
7.7    Assignability; Third Party Rights.
(f)    Subject to Section 7.7(b), this Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights or obligations of any party hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the other parties’ prior written consent shall be void and of no effect. Notwithstanding anything to the contrary set forth herein, (i) Purchaser may assign this Agreement (in whole but not in part) to any of its Affiliates, provided that no such assignment shall relieve Purchaser from its obligations hereunder; and (ii) Purchaser and its Affiliates shall be permitted to collaterally assign their respective rights hereunder to any lender or lenders providing financing to Purchaser or any of its Affiliates (including any agent for any such lender or lenders) or to any assignee or assignees of such lender, lenders or agent.
(g)    Nothing in this Agreement is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
7.8    Disclosure Schedule. The Disclosure Schedule has been arranged, for purposes of convenience only, as separate Parts corresponding to the Sections of Section 2. Any information set forth in any Part of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each of the other Parts of the Disclosure Schedule as though fully set forth in such other Parts (whether or not specific cross-references are made) where it is reasonably apparent on its face upon reading such information that the disclosure is responsive to such other Parts of the Disclosure Schedule. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. The information set forth in the Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of law or breach of any agreement.
7.9    Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by internationally recognized overnight air courier (such as Federal Express), two business days after dispatch from any location in the United States; (c) if sent by facsimile transmission before 5:00 p.m. on a business day, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission on a day other than a business day or after 5:00 p.m. on a business day and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered,

Exhibit 2.1

when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:
if to Seller:
iPass Inc.
3800 Bridge Parkway
Redwood Shores, CA 94065
Attention: Karen Willem, Chief Financial Officer
Facsimile: 650-232-0229
if to Purchaser:
Clearlake Capital Group, L.P.
233 Wilshire Boulevard, Suite 800
Santa Monica, California 90401
Attention: Behdad Eghbali, Partner
Facsimile: (310) 400-8801
with a copy (which shall not constitute notice) to:
Stradling Yocca Carlson & Rauth, P.C.
100 Wilshire Boulevard, 4th Floor
Santa Monica, California 90401
Attention: David M. Smith, Esq.
Facsimile: (424) 214-7010

7.10    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction or arbitrator declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court or arbitrator making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court or arbitrator does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
7.11    Specific Performance.    Each of the parties to this Agreement acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties to this Agreement agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.
7.12    Construction.
(g)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders;

Exhibit 2.1

the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
(h)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(i)    Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.
(j)    The bold-faced headings set forth in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
[Remainder of page intentionally left blank]

Exhibit 2.1

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.
TOLT SOLUTIONS, INC.
By: /s/ Behdad Eghbali
Name: Behdad Eghbali
Title: Vice President

IPASS INC.
By: /s/ Karen Willem
Name: Karen Willem
Title: Senior Vice President and Chief     Financial Officer

MNS HOLDINGS LLC
By: /s/ Karen Willem
Name: Karen Willem
Title: Senior Vice President and Chief     Financial Officer

EXHIBIT A

CERTAIN DEFINITIONS
For purposes of the Agreement (including this Exhibit A):
Accounting Firm. “Accounting Firm” shall mean Grant Thornton LLP.
Affiliate. “Affiliate” means, with respect to any Person, (a) any individual who controls such Person or (b) any Person that directly, or indirectly through one or more intermediaries is controlled by, or is under common control with, such first Person.
Aggregate Escrow Balance. “Aggregate Escrow Balance” shall have the meaning given to such term at Section 6.6(g).
Aggregate Pending Claim Amount. “Aggregate Pending Claim Amount” shall have the meaning given to such term at Section 6.6(g).
Agreed Amount. “Agreed Amount” shall have the meaning given to such term at Section 6.6(b).
Agreement. “Agreement” shall have the meaning given to such term in the preamble.
Allocation. “Allocation” shall have the meaning given to such term at Section 5.1.
Assigned MNS Assets. “Assigned MNS Assets” shall have the meaning given to such term in the recitals.
Assignment and Assumption Agreement. “Assignment and Assumption Agreement” shall have the meaning given to such term in the recitals.
Award Amount. “Award Amount” shall have the meaning given to such term at Section 6.6(e).
Balance Sheet. “Balance Sheet” shall have the meaning given to such term at Section 2.3(a).
Bonus Plan Payments. “Bonus Plan Payments” shall mean all amounts payable after the Closing under the Transaction Bonus Plan, the Sales Incentive Plan and the Team Compensation Plan.
Business. “Business” means the business of providing managed network services to businesses, including (a) managed IPSec VPN network services over the public internet, (b) managed Internet-based broadband access services (wired or wireless), (c) managed security services (web security, SSL, or UTM) (except as integrated into the iPass Mobile, iPass Wi-Fi and iPass software client services), (d) managed distributed wireless LAN services, or (e) managed voice over IP solutions.
Business Day. “business day” means any day other than Saturday, Sunday or any other day on which the banks in Los Angeles, California are required or permitted to be closed.
Change of Control Payments. “Change of Control Payments” shall mean any amounts (including, without limitation, severance, termination, retention, “golden parachute,” transaction bonus or other similar payments) which become payable by Purchaser, the Company or the Subsidiary as a result of the consummation of the transactions contemplated by this Agreement owing to any employee or former employee of Seller, the Company or the Subsidiary, or any equity holders of Seller, the Company or the Subsidiary pursuant to employment agreements or other arrangements, including the employer’s share of Taxes payable with respect to all such amounts.

Claimed Amount. “Claimed Amount” shall have the meaning given to such term at Section 6.6(a).
Closing. “Closing” shall have the meaning given to such term at Section 1.5(a).
Closing Company Indebtedness. “Closing Company Indebtedness” shall mean Indebtedness of the Company and the Subsidiary and Indebtedness arising under the Assigned MNS Assets, in each case existing as of the Closing.
Closing Net Working Capital. “Closing Net Working Capital” shall mean Net Working Capital as of the Closing.
Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.
Company Confidential Information. “Company Confidential Information” shall have the meaning given to such term at Section 4.4(a).
Company Employee Plan. “Company Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement (whether written or oral) providing for deferred compensation, profit sharing, bonus, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits, group or individual health, dental, medical, retiree medical, life insurance, short or long term disability insurance, accidental death and dismemberment insurance, survivor benefits, welfare, pension or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by the Company or the Subsidiary for the benefit of any employee, or pursuant to which the Company or the Subsidiary has or may have any material liability, contingent or otherwise.
Company Financial Statements. “Company Financial Statements” shall have the meaning given to such term at Section 2.3(a).
Company IP Rights. “Company IP Rights” shall mean all: (a) Intellectual Property Rights necessary to provide any service developed (or currently being developed), marketed, offered or provided at any time by the Company or the Subsidiary; (b) Intellectual Property Rights within or that are Assigned MNS Assets; and (c) Intellectual Property Rights in which the Company or the Subsidiary has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.
Company IT Systems. “Company IT Systems” means all computer systems, programs, networks, hardware, software, software engines, database, operating systems, websites, website content and links and equipment used to process, store, maintain and operate data, information and functions owned, used or provided solely by the Company and the Subsidiary. Company IT Systems exclude Shared IT Systems.
Company Material Adverse Effect. A violation, change, event, occurrence, circumstance or other matter will be deemed to have a “Company Material Adverse Effect” on the Company and the Subsidiary if such violation, change, event, occurrence, circumstance or other matter would, or would reasonably be expected to, have a material adverse effect on the business, condition, assets, liabilities, operations, financial performance or prospects of the Company and the Subsidiary.
Company Transaction Expenses. “Company Transaction Expenses” shall mean all fees, costs, expenses and liabilities of any Person incurred by or on behalf of, or to be paid by, the Company or the Subsidiary (to the extent unpaid as of immediately prior to the Closing) in connection with the marketing, negotiation, documentation and consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, Company Transaction Expenses does not include the legal fees, accounting fees and investment banking fees incurred by Seller or owed by Seller in connection with this Agreement or the transactions contemplated hereby.
Company. “Company” shall have the meaning given to such term in the preamble.

Contested Amount. “Contested Amount” shall have the meaning given to such term at Section 6.6(b).
Continuing Employees. “Continuing Employees” shall have the meaning given to such term at Section 4.1(a).
Current Assets. “Current Assets” shall mean the current assets included in the Assigned MNS Assets and the current assets of the Company and the Subsidiary on a consolidated basis as of the Closing (including (i) cash and cash equivalents, excluding restricted cash, (ii) accounts receivable, net of allowance for doubtful accounts and unapplied customer payments recorded in the Seller’s financial statements that relate to any of the Company’s accounts receivable balances, (iii) current and non-current deferred installation costs, (iv) prepaid and other current assets, and (v) inventory), derived from a Closing Date balance sheet of the Company prepared in accordance with GAAP applied in a manner consistent with the Balance Sheet.
Current Liabilities. “Current Liabilities” shall mean the current liabilities arising under the Assigned MNS Assets and the current liabilities (which shall include non-current deferred revenues) of the Company and the Subsidiary on a consolidated basis, including any liabilities assumed by Purchaser (excluding (i) Company Transaction Expenses, (ii) Change of Control Payments and (iii) Closing Company Indebtedness to the extent separately accounted for in Section 1.2) as of the Closing, derived from a Closing Date balance sheet of the Company prepared in accordance with GAAP applied in a manner consistent with the Balance Sheet.
Damages. “Damages” shall have the meaning given to such term at Section 6.2.
Disclosure Schedule. “Disclosure Schedule” shall mean the Disclosure Schedule that has been prepared by the Company in accordance with Section 7.8 and that has been delivered by Seller to Purchaser on the date of the Agreement.
Dispute. “Dispute” shall have the meaning given to such term at Section 7.6(b).
Employees. “Employees” shall have the meaning given to such term at Section 2.12(a).
Environmental Requirements. “Environmental Requirements” shall have the meaning given to such term at Section 2.13.
ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
Escrow Agent. “Escrow Agent” shall mean Citibank, N.A., or any successor thereto appointed in accordance with the terms of the Escrow Agreement.
Escrow Agreement. “Escrow Agreement” shall mean the escrow agreement to be entered into among Purchaser, Seller and the Escrow Agent at the Closing.
Escrow Amount. “Escrow Amount” shall have the meaning given to such term at Section 1.3(a).
Escrow Fund. “Escrow Fund” shall mean the escrow fund established pursuant to the Escrow Agreement.
Escrow Termination Date. “Escrow Termination Date” shall mean the date that is the first anniversary of the date of this Agreement.
Estimated Closing Date Statement. “Estimated Closing Date Statement” shall have the meaning given to such term at Section 1.6(a).
Estimated Purchase Price. “Estimated Purchase Price” shall have the meaning given to such term at Section 1.6(a).

Final Objection Notice. “Final Objection Notice” shall have the meaning given to such term at Section 1.6(b).
Final Purchase Price. “Final Purchase Price” shall have the meaning given to such term at Section 1.6(d)(i).
Final Response Period. “Final Response Period” shall have the meaning given to such term at Section 1.6(b).
Fraud. The level of knowledge required to prove a claim for “Fraud” between the parties shall be the same level of knowledge or intent necessary to find a violation for federal securities fraud pursuant to Section 10(b) of the Securities Exchange Act of 1934, as amended (15 U.S.C. § 78j(b)), and Rule 10b-5 promulgated thereunder (17 C.F.R. § 240.10b-5).
GAAP. “GAAP” shall mean generally accepted accounting principles consistently applied in the United States.
Inbound License Agreements. “Inbound License Agreements” shall have the meaning given to such term at Section 2.7(e).
Indebtedness. “Indebtedness” means, with respect to any Person at any time, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP or classified as a liability on the face of a balance sheet prepared in accordance with GAAP, (iv) all obligations of such Person under indentures or arising out of any swap, option, derivative, hedging or similar arrangement; (v) all negative balances in bank accounts and all overdrafts; (vi) the face amount of all letters of credit issued for the account of such Person, whether drawn or undrawn; (vii) all obligations (whether or not such Person has assumed or become liability for the payment of such obligation) secured by Liens issued by such Person; (viii) any accrued interest, prepayment premiums or penalties related to any of the foregoing; and (ix) all obligations, whether interest bearing or otherwise, owed to any equity holder and/or Affiliate of such Person, other than obligations under this Agreement. For the avoidance of doubt, Indebtedness shall not include (i) deferred revenue, (ii) any obligations to pre-pay expenses over a period in excess of one year in connection with any customer contracts, and (iii) any guarantees, letters of credit, performance bonds, bid bonds or other sureties issued by or on behalf of the Company or the Subsidiary in connection with any customer contracts.
Initial Response Period. “Initial Response Period” shall have the meaning given to such term at Section 1.6(b).
Intellectual Property Rights. “Intellectual Property Rights” means (a) all patents and patent applications, (b) all trademarks, service marks, trade names, trade dress, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions thereof , (c) all Internet domain names, (d) all copyrights, works of authorship and software and all registrations, applications, renewals, extensions and reversions thereof, (e) all trade secrets, know-how and confidential information, (f) rights of publicity and endorsement, and (g) all intellectual property rights and related priority rights, arising from or in respect of the foregoing, whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention.
IRS. “IRS” shall mean the United States Internal Revenue Service.
Irvine Lease. “Irvine Lease” shall have the meaning given to such term at Section 2.6.
Key Employee. “Key Employee” shall have the meaning given to such term in the recitals.

Key Employee Severance Benefit Plan. “Key Employee Severance Benefit Plan” shall mean the iPass Inc. Key Employee Corporate Transaction and Severance Benefit Plan, established effective May 29, 2008, as amended and restated effective December 23, 2008.
Knowledge. Seller’s “knowledge” shall mean the actual knowledge of those Persons listed on Schedule I to this Exhibit A, after due inquiry (which shall include, but not be limited to, due inquiry of those Persons listed on Schedule II to this Exhibit A as to matters for which they are responsible in connection with the performance of their duties for Seller (solely with respect to the Business and the Assigned MNS Assets), the Company and the Subsidiary).
Licensed IP Rights. “Licensed IP Rights” shall mean those Company IP Rights that are licensed to the Company or the Subsidiary.
Lien. “Lien” means any lien, charge, claim, limitation, condition, equitable interest, mortgage, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.
Materiality Qualifiers. “Materiality Qualifiers” shall have the meaning given to such term at Section 6.7.
Membership Interests. “Membership Interests” shall have the meaning given to such term at Section 1.1.
Net Working Capital. “Net Working Capital” shall mean an amount (which may be a negative or positive number) in U.S. dollars equal to (a) the Current Assets minus (b) the Current Liabilities.
Non-MNS Subsidiaries. “Non-MNS Subsidiaries” shall mean GoRemote Internet Communications, Inc., a Delaware corporation, GoRemote International Corporation, a Delaware corporation, Axcelerant Inc., a Delaware corporation, Worldwide Axcelerant Group, a California corporation, and iPass India Private Limited, an India private limited company.
Non-Signed Inbound License Agreement. “Non-Signed Inbound License Agreement” shall have the meaning given to such term at Section 2.7(e).
Notice of Indemnification Claim. “Notice of Indemnification Claim” shall have the meaning given to such term at Section 6.6(a).
Objection Notice. “Objection Notice” shall have the meaning given to such term at Section 1.6(b).
Person. “Person” shall mean any individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any governmental authority, and including any successor, by merger or otherwise, of any of the foregoing.
Post-Closing Employee Bonus Acknowledgement. “Post-Closing Employee Bonus Acknowledgement” means the Acknowledgement Agreement attached as Exhibit C hereto that provides for the agreement and acknowledgement from each Key Employee and each Continuing Employee that may be entitled to any Bonus Plan Payment that such Bonus Plan Payments, if earned, shall be made by Seller and that neither Purchaser nor any of its Affiliates (including the Company and the Subsidiary) shall have any liability for any such Bonus Plan Payment.
Purchase Price. “Purchase Price” shall have the meaning given to such term at Section 1.2.
Purchaser. “Purchaser” shall have the meaning given to such term in the preamble.
Purchaser Indemnified Parties. “Purchaser Indemnified Parties” shall have the meaning given to such term at Section 6.2.

Released Claims. “Released Claims” shall have the meaning given to such term at Section 4.5.
Released Parties. “Released Parties” shall have the meaning given to such term at Section 4.5.
Releasing Party and Releasing Parties. “Releasing Party” and “Releasing Parties” shall have the respective meanings given to such terms at Section 4.5.
Response Notice. “Response Notice” shall mean shall have the meaning given to such term at Section 6.6(b).
Sales Incentive Plan. “Sales Incentive Plan” shall mean the iPass Inc. 2014 1H Sales Incentive Plan – Unity Network Services (January 2014) and the related 2014 1H Sales Incentive Plan Summary – iPass Unity Sales Team, dated as of March 6, 2014.
SEC. “SEC” shall have the meaning given to such term at Section 2.3(a).
Seller. “Seller” shall have the meaning given to such term in the preamble.
Severance Benefit Plan. “Severance Benefit Plan” shall mean the iPass Inc. Severance Benefit Plan, established effective January 1, 2001, as amended and restated effective August 1, 2009.
Shared IT Systems. “Shared IT Systems” means the Tyco security badging system, and all computer systems, programs, networks, hardware, software, software engines, database, operating systems, websites, website content and links and equipment used to process, store, maintain and operate data, information and functions owned, used or provided both by (i) the Seller and (ii) the Company and the Subsidiary.
Significant Contract. “Significant Contract” shall have the meaning given to such term at Section 2.8(a).
Specified Representations. “Specified Representations” shall mean the representations and warranties set forth in Section 2.1 (Due Organization; Organizational Documents; Subsidiary), Section 2.2 (Capitalization, Etc.), Section 2.16(a) (Authority; Binding Nature of Agreement), Section 2.16(c) (Title), Section 2.17 (Taxes) and Section 2.21 (Financial Advisor) of this Agreement.
Stipulated Amount. “Stipulated Amount” shall have the meaning given to such term at Section 6.6(e).
Straddle Period. “Straddle Period” shall have the meaning given to such term at Section 5.2(a).
Subsidiary. “Subsidiary” shall mean Managed Network Services LLC, a Delaware limited liability company.
Target Net Working Capital. “Target Net Working Capital” shall mean $550,000.
Tax Return. “Tax Return” means any return, declaration, report, statement, information statement and other document with respect to Taxes.
Taxes. “Taxes” means: (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; and (ii) any liability for payment of amounts described in clause “(i)” whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law.
Team Compensation Plan. “Team Compensation Plan” shall mean the 1H 2014 Team Bonus Plan – Unity Network Services, dated March 20, 2014.

Third Party Claim. “Third-Party Claim” shall have the meaning given to such term at Section 6.4(a).
Transaction Benefit Plan. “Transaction Benefit Plan” shall mean the iPass Inc. Amended and Restated Executive Corporate Transaction Severance Benefit Plan, as amended and restated effective June 29, 2011.
Transaction Bonus Plan. “Transaction Bonus Plan” shall mean the iPass Inc. Unity Transaction Bonus Plan adopted February 7, 2014.
Transition Services Agreement. “Transition Services Agreement” shall have the meaning given to such term at Section 1.5(b)(ii).
Unresolved Escrow Claim. “Unresolved Escrow Claim” shall have the meaning given to such term at Section 6.6(g).
U.S. Export Control and Import Laws. “U.S. Export Control and Import Laws” shall have the meaning given to such term at Section 2.23.

The exhibits to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of the omitted exhibits will be furnished to the Securities and Exchange Commission upon request.

Omitted Schedules and Exhibits:

Exhibit A – Schedule I:    PERSONS WITH KNOWLEDGE
Exhibit A – Schedule II:    DUE INQUIRY
Exhibit B:    ESTIMATED CLOSING DATE STATEMENT
Exhibit C:    POST-CLOSING BONUS ACKNOWLEDGEMENT
Schedule A:    KEY EMPLOYEES
Exhibit 4.1:    CONTINUING EMPLOYEES
Schedule 4.6:    USE OF NAMES